Exhibit 10.2

TERM LOAN CREDIT AND SECURITY AGREEMENT

dated as of

[•], 2021

among

Pioneer HoldCo, LLC,

as Holdings,

Pioneer OpCo, LLC,

as the Borrower,

The GUARANTORS Party Hereto

and

Las Vegas Sands Corp.,

as Lender

$1,200,000,000

i

SCHEDULES

Schedule 1.01	Closing Date Subsidiaries

Schedule 5.09(c)	Closing Date Indebtedness

Schedule 5.09(g)	Projects

Schedule 5.10(t)	Closing Date Liens

Schedule 5.13(q)	Closing Date Investments

Schedule 5.15(l)	Closing Date Restrictions on Subsidiary Distributions

Schedule 8.03	Certain Closing Date Loan Party Information [1]

[1]

NTD: Schedules to include information pertaining to the OpCo Acquired Companies, the OpCo Acquired Assets and the OpCo Assumed Liabilities to the extent provided by LVS on or prior to the Closing Date. Otherwise, the relevant exceptions to the negative covenants will not contain a scheduling requirement for the OpCo Acquired Companies, the OpCo Acquired Assets or the OpCo Assumed Liabilities.

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Counterpart Agreement
Exhibit C	Form of IP Security Agreements
Exhibit D	Form of Perfection Certificate
Exhibit E	[Reserved]
Exhibit F	Form of Note
Exhibit G	Form of Intercreditor Agreement
Exhibit H	Form of Pledge Agreement

TERM LOAN CREDIT AND SECURITY AGREEMENT, dated as of [•], 2021 (this “Agreement”), among Pioneer HoldCo, LLC, a Nevada limited liability company (“Holdings”), Pioneer OpCo, LLC, a Nevada limited liability company (the “Borrower”), the GUARANTORS party hereto and Las Vegas Sands Corp., a Nevada corporation (the “Lender”).

RECITALS

WHEREAS, the Borrower has requested that the Lender extend credit in the form of the Loan on the Closing Date in an aggregate principal amount of $1,200,000,000 to fund a portion of the consideration for the Acquisition (such term and each other capitalized term used in this paragraph and not otherwise defined above shall have the meaning assigned to such term in Article I).

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. Capitalized terms that are defined in the UCC (as defined herein) and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the UCC, provided, however, the term “Instrument” shall have the meaning specified in Article 9 of the UCC. As used in this Agreement, the following terms have the meanings specified below:

“Acquired Business” means the OpCo Acquired Assets and the OpCo Acquired Interests (as each such term is defined in the Acquisition Agreement).

“Acquired Company” means an OpCo Acquired Company (as such term is defined in the Acquisition Agreement).

“Acquisition” means the acquisition by the Borrower of the Acquired Business pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Purchase and Sale Agreement, dated as of March 2, 2021, by and among, the Borrower, as a purchaser, PropCo, as a purchaser, and the Lender, as seller.

“Acquisition Documents” means the Acquisition Agreement and each Ancillary Agreement (as defined in the Acquisition Agreement) which is dated as of the date hereof, other than the PropCo Lease.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or any of its Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Rate” means, for any day, with respect to the Loan, the applicable rate per annum set forth below under the caption “Cash Interest” or “PIK Interest”, as the case may be, for each form of interest payment made during the applicable period referenced below:

Interest Payment Period	Cash Interest	PIK Interest
From the Closing Date up to and including December 31, 2023	1.50%	2.50%
From January 1, 2024 up to and including December 31, 2024	4.25%	5.75%
From January 1, 2025 and thereafter	4.25%	N/A

“Authorized Officer” means those of each Loan Party’s officers (or other duly authorized signatory) whose signatures and incumbency shall have been certified to the Lender pursuant to Section 4.01(f).

“Bankruptcy Law” means any federal, state or foreign bankruptcy, insolvency, receivership, reorganization, dissolution, liquidation, conservatorship, general assignment for the benefit of creditors, moratorium, rearrangement or similar law now or hereafter in effect in the U.S. or other applicable jurisdictions.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning given to such term in the introductory paragraph.

“Borrower/Subsidiary Guarantor Collateral” means all of the following: (a) all Accounts, (b) all Inventory, (c) all Documents, (d) all Equipment, (e) all General Intangibles, (f) all contract rights, (g) all Chattel Paper, (h) all Goods, (i) all Instruments, (j) all Supporting Obligations and Letter-of-Credit Rights, (k) all Commercial Tort Claims, (l) all cash, all Investment Property (including all Securities Accounts and all Capital Stock of any Online Gaming JV) and all Deposit Accounts, (m) all books, records and other property related to or referring to any of the foregoing, and (n) all Accessions to, substitutions for and replacements, products and Proceeds of any of the foregoing; provided, however, that the “Borrower/Subsidiary Guarantor Collateral” shall not include any Excluded Property. All capitalized terms used in this definition but otherwise not defined herein shall have the meaning given to such terms in Article 8 or 9 of the UCC.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Las Vegas are authorized or required by law to remain closed.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that (i) obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower and its Subsidiaries as capital lease obligations or finance lease obligations and were subsequently recharacterized as capital lease obligations or finance lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries were required to be characterized as capital lease obligations or finance lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Closing Date and were required to be characterized as capital lease obligations or finance lease obligations but would not have been required to be treated as capital lease obligations or finance lease obligations on the Closing Date had they existed at that time and (ii) the PropCo Lease (or any guarantee in respect thereof) shall, in each case, for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof, in each case, having maturities of not more than one year from the date of acquisition and having a rating of at least A-2 from S&P and at least P-2 from Moody’s at the time of acquisition; (b) commercial paper maturing no more than one year after its creation and having the highest rating from either S&P or Moody’s; (c) certificates of deposit having maturities of not more than one year and issued by any commercial bank organized under the laws of the United States or any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000 and (iii) has a rating of at least AA-from S&P and Aa3 from Moody’s; and (d) shares of any money market mutual funds that (i) has at least 95% of its assets invested continuously in the types of investments which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition, (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from both S&P and Moody’s.

“Cash Interest” has the meaning assigned to such term in Section 2.04(c).

“Cash Management Agreement” means any agreement to provide to Holdings, the Borrower any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“CFC” means any Person that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

“CFC Holdco” means any Person that owns (directly or indirectly) no material assets other than the Capital Stock and/or Indebtedness of one or more CFCs or CFC Holdcos.

“Change of Control” means (a) the Permitted Holders in the aggregate shall cease to Control, either directly or indirectly, Capital Stock representing more than 50% of the total voting power of all of the outstanding Voting Stock of Holdings or (b) Holdings shall cease to directly own and control legally and beneficially 100% of the Capital Stock of the Borrower.

“Closing Date” means the first date on which the conditions specified in Section 4.01 are satisfied (or waived as provided in Section 4.01).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, the Borrower/Subsidiary Guarantor Collateral and the Holdings Collateral; provided that the “Collateral” shall not include any Excluded Property.

“Commitment” means the commitment of the Lender to have made the Loan on the Closing Date in an aggregate principal amount of $1,200,000,000, as set forth in Section 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A attached hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit B attached hereto executed by a Guarantor pursuant to Section 5.08.

“Cure Right” has the meaning assigned to such term in the last paragraph of Article VI.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disinterested Director” means, with respect to any person and transaction, a member of the board of directors or managers, as applicable, of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” means the sale, lease, sublease, license, sublicense or other transfer or disposition of any property of any Person. “Dispose” has a meaning correlative thereto.

“Disqualified Institution” means (i) the persons identified as “Disqualified Institutions” in writing to the Lender by the Borrower on or prior to the Closing Date, (ii) the persons as may be identified in writing to the Lender by the Borrower from time to time after the date hereof (in the case of this clause (ii), in respect of bona fide business competitors of the Borrower and any of its Subsidiaries) by delivery of a notice thereof to the Lender setting forth such person or persons (or the person or persons previously identified to the Lender that are to be no longer considered “Disqualified Institutions”); provided, that no such updates pursuant to this clause (ii) shall be deemed to retroactively disqualify any assignment to the extent such assignment was acquired by a party that was not Disqualified Institution at the time of such assignment, and (iii) Persons that are or have been found “unsuitable” or “disqualified” by a determination of an applicable Gaming Authority pursuant to applicable Gaming Laws to be a lender to the Borrower.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that does not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loan and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that does not constitute Disqualified Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Maturity Date (provided, that only the portion of the Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Capital Stock issued to any employee or to any plan for the benefit of employees of Holdings, the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Capital Stock of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” or “funds” or “cash” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, is in endangered or critical status, within the meaning of Section 305 of ERISA; or (h) a determination that any Plan is or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

“Event of Default” has the meaning assigned to such term in Article VI.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the cash and Cash Equivalents received by the Borrower after the Closing Date from: (a) contributions to its common Capital Stock, and (b) the sale or issuance (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Capital Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to a certificate of an Authorized Officer of the Borrower on or within 120 days after the date such capital contributions are made or the date such Capital Stock is sold or issued, as the case may be.

“Excluded Property” means (a) (i) any Capital Stock of an Excluded Subsidiary (other than any Capital Stock of an Online Gaming JV), and (ii) more than 65% of the presently existing and hereafter arising issued and outstanding shares of Capital Stock owned by a Loan Party of any CFC or CFC Holdco which shares entitle the holder thereof to vote for directors or any other matter, (b) except with respect to the Pledged Gaming Stock that is required to be subject to the Security Interest pursuant to Section 5.08(e) (but subject to receipt of the required Gaming Approval from any applicable Gaming Authority prior to the effectiveness of any pledge), any property, right, license, state or local franchises, charter, authorization or asset (including any Capital Stock) held by any Loan Party to the extent that a grant of a security interest therein is prohibited by any applicable Law of a Governmental Authority, or requires a Gaming Approval from an applicable Gaming Authority to be effective, or constitutes a breach or default under, or results in the termination by an unaffiliated third party of, or requires any consent of an unaffiliated third party not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, in each case, to the extent (1) existing on the Closing Date or on the date of acquisition thereof, as applicable (in each case, not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 5.09(g)) or (2) entered into in connection with the incurrence of Indebtedness of the type contemplated by Section 5.09(g), in each case, except (x) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under this Agreement, (y) to the extent that such applicable Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including any Bankruptcy Law) or principles of equity or (z) solely with respect the effectiveness of the grant of any security interest in any Capital Stock of any Person that holds a Gaming License, to the extent the required Gaming Approval from the applicable Gaming Authority has been obtained; provided, however, that such security interest shall attach immediately at such time as such applicable Law is not effective or applicable, or such Gaming Approval has been obtained or is no longer required under applicable Law for such security interest to be effective, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences, (c) any application for the registration of a trademark or service mark filed in the United States Patent and Trademark Office on the basis of a Loan Party’s “intent-to-use” such trademark or service mark pursuant to 15 U.S.C. §1051 Section 1(b), unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d), (d) motor vehicles and other equipment for which certificates of title have been issued, (e) any real property and any leasehold interests in real property (other than any leasehold interests or fixtures with respect to the real properties that are subject to the PropCo Lease), (f) any asset or property of an Excluded Subsidiary, (g) assets not located in the United States (other than Capital Stock) that require action under the law of any jurisdiction not located in the United States to create or perfect a security interest or Lien on such assets other than to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (h) all assets of Holdings other than Holdings Collateral, (i) cash and Cash Equivalents in an amount no greater than the amount necessary to meet minimum bankroll and other reserve requirements under applicable Gaming Laws, (j) (i) Letter-of-Credit Rights with a face amount not exceeding $10,000,000 and (ii) any Commercial Tort Claim not anticipated to exceed $10,000,000 (other than, in each case of subclauses (i) and (ii), to the extent a Lien on such assets can be perfected by filing of a UCC financing statement or, in the case of Letter-of-Credit Rights, can be perfected automatically as a Supporting Obligation), (k) any Third Party Funds and (l) any equipment or other asset owned by a Loan Party that is subject to a Lien permitted by Section 5.10(e), (t), (v) or (w) in each case if, to the extent and for so long as the grant of a Lien thereon hereunder to secure the Obligations would constitute a breach of or a default under the contract or other agreement pursuant to which such Lien has been created or is subject or otherwise requires the consent of any unaffiliated third party as a condition to the creation of any other security interest on such equipment or asset, except (x) to the extent that the terms in such contract or other agreement providing for such prohibition, breach or default, or requiring such consent are not permitted under this Agreement, (y) to the extent that such applicable Law or the term in such contract or other agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including any Bankruptcy Law) or principles of equity or (z) that to the extent severable, any portion of or right under any such lease, license, contract or agreement in which the Security Interest can be granted without any of the consequences specified above shall not constitute Excluded Property, in each case, other than any proceeds, products, rents, substitutions or replacements of, or monies due or to become due from any of the assets described in clauses (a) through (l) (unless such proceeds, products, rents, substitutions or replacements would in itself constitute an asset described in clauses (a) through (l)); provided, however, that, notwithstanding anything to the contrary contained herein, the “Excluded Property” shall in no event include any Capital Stock of any Online Gaming JV.

“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) (i) a direct or indirect subsidiary of a CFC or (ii) a CFC Holdco, (c) not wholly owned directly by Holdings, the Borrower and/or one or more of its wholly owned Subsidiaries, (d) prohibited by applicable Law from guaranteeing the Obligations, or which would require governmental (including regulatory) consent, approval (including Gaming Approval), license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, (e) solely in the case of a Subsidiary acquired or formed after the Closing Date, prohibited by any applicable contractual requirement from guaranteeing the Obligations (as long as such prohibition did not arise as part of or in contemplation of such acquisition or formation (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 5.09(g)), and, in each case, for so long as such restriction or any replacement or renewal thereof is in effect), (f) an Immaterial Subsidiary or (g) any Subsidiary with respect to which a guarantee of the Obligations would reasonably be expected to result in material adverse Tax consequences as determined in good faith by the Borrower in consultation with the Lender; provided that (i) the term “Excluded Subsidiary” shall not include (A) the Borrower or (B) any Subsidiary that is an obligor (including pursuant to a guarantee) under any Revolving Credit Facility or any Refinancing Debt in respect thereof and (ii) a Subsidiary shall not be an “Excluded Subsidiary” under clause (f) of this definition if such Subsidiary (A) constitutes all or a portion of the Acquired Business, (B) holds any Gaming Licenses or (C) holds any assets (including other licenses) applicable to gaming operations and activities of the Loan Parties.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); (b) U.S. federal withholding Taxes with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office; (c) Taxes attributable to the Lender’s failure to comply with Section 2.05(e) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fiscal Year” means and refers to the accounting year of the Borrower ending December 31 of each calendar year.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“Fund” means, collectively, one or more investment funds advised, managed or controlled by Apollo Global Management, Inc.

“Fund Affiliate” means (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of Apollo Management, L.P. or Apollo Management IX, L.P.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Gaming Approval” means any and all approvals, authorizations, registrations, permits, licenses, consents, rulings, orders, waivers, findings of suitability or directives of any Governmental Authority (including the Gaming Authorities) under Gaming Laws, including those required to consummate the Transactions.

“Gaming Authorities” means, in any jurisdiction in which the Borrower or any of its Subsidiaries manages or conducts any casino, racing, gambling, wagering or other gaming business or activities, the applicable board, commission, or other governmental regulatory body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over any casino, racing, gambling, wagering or other gaming business or activities at any casino, racetrack or other gambling, wagering or other gaming property of the Borrower or any of its subsidiaries or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws, including the Nevada Gaming Commission, the Nevada Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

“Gaming Laws” means all applicable constitutions, treaties, laws, rates, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over any casino, racing, gambling, wagering or other gaming business or activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to any casino, racing, gambling, wagering or other gaming business or activities of the Borrower or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities, including the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, and the regulations of the Nevada Gaming Commission promulgated thereunder.

“Gaming License” means every Gaming Approval, license, franchise, or other authorization required under the Gaming Laws and other applicable federal, state, foreign or local gaming laws for any of the Loan Parties (a) to engage in, operate or manage the gaming business or otherwise continue to conduct, operate or manage such business substantially as is presently conducted, operated or managed or contemplated to be conducted, operated or managed following the Closing Date, or (b) otherwise to own, lease, operate or conduct gaming activities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Gaming Authorities.

“Guarantors” means (a) Holdings and (b) each Subsidiary Guarantor.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Highest Owner Tax Amount” means, with respect to all direct or indirect owners of the Borrower and the payment of any Tax Distribution, an amount with respect to the direct or indirect owner receiving the greatest proportionate allocation of taxable income attributable to its direct or indirect ownership of the Borrower and/or any of its Subsidiaries in the applicable tax period (or portion thereof) to which such payment relates (as a result of the application of Section 704(c) of the Code or otherwise) (such owner, the “Reference Owner”), calculated by multiplying (x) the aggregate taxable income allocated to such owner (excluding the tax consequences resulting from any adjustment under Sections 743(b) and 734(b) of the Code in such applicable taxable period (or portion thereof)), by (y) the Hypothetical Tax Rate.

“Holdings” has the meaning given to such term in the introductory paragraph.

“Holdings Collateral” means (a) all of the Capital Stock issued by the Borrower, including as applicable, all membership or member’s interests issued by the Borrower, (b) the certificates, if any, representing the foregoing and any interest of Holdings, including all interests documented in the entries on the books of the Borrower with respect to any of the foregoing, (c) any security entitlements arising from any of the Holdings Collateral, (d) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, any of the foregoing items (a), (b) and (c), and (e) all rights and privileges of Holdings with respect to the securities and other property with respect to any of the foregoing items (a) – (d); provided that the “Holdings Collateral” shall not include any Excluded Property.

“Hypothetical Tax Rate” means the greater of (a) the highest combined marginal U.S. federal, state and local tax rate for an individual resident in New York City (taking into account any applicable deduction under Section 199A of the Code) and (b) the highest combined marginal U.S. federal, state and local tax rate for a corporation that conducts no activities other than the activities of the Borrower and its Subsidiaries, in each case applicable to income and gain attributable to the Borrower and its Subsidiaries, taking into account (where relevant) the holding period of assets held by the Borrower and its Subsidiaries, the taxable year in which such income or gain is recognized by the Borrower and its Subsidiaries and the character of such income or gain, at the time for U.S. federal income Tax purposes.

“Immaterial Subsidiary” means any Subsidiary (a) having consolidated assets in an amount of less than 5.0% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or Section 5.01(b) or (b) contributing less than 5.0% of the consolidated revenues of the Borrower and its Subsidiaries for the most recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or Section 5.01(b); provided that if at the end of the most recently ended fiscal quarter or for the most recently ended period of four consecutive fiscal quarters of the Borrower, in each case for which financial statements are available, the combined consolidated assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would constitute Immaterial Subsidiaries shall have exceeded 10% of the consolidated assets or 10% of the consolidated revenues of the Borrower and its Subsidiaries, then one or more of such Subsidiaries shall for all purposes of this Agreement be deemed to be Domestic Subsidiaries until such excess shall have been eliminated and any such Subsidiaries shall become Subsidiary Guarantors pursuant to Section 5.08.

“Indebtedness” of any Person means, (a) all obligations of such Person for borrowed money, including Indebtedness under this Agreement, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including convertible or exchangeable debt instruments), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than trade payables, Taxes and accrued liabilities incurred in the ordinary course of such Person’s business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all Capitalized Lease Obligations of such Person, (h) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), and (j) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding (i) operating leases, (ii) obligations under or in respect of the PropCo Lease (and any guarantee thereof), (iii) endorsements in the ordinary course of collection and (iv) daily cash overdrafts associated with routine cash operations.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03.

“Indemnified Parties” has the meaning assigned to such term in Section 9.03.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means all United States and foreign intellectual property, including (a) any and all inventions (whether or not patentable or reduced to practice), improvements, patents, patent applications and patent disclosures, together with all reissuances, renewals, continuations, continuations-in-part, divisions, revisions, substitutions, extensions and reexaminations thereof, (b) any and all trademarks (whether or not registered), service marks, logos, trade names, corporate names, domain names, social media handles, and/or other electronic identifiers, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (the items in this clause (b), collectively, “Trademarks”), (c) any and all copyrights, including all modifications, derivations and derivative works, and all applications, registrations and renewals in connection therewith, (d) any and all trade secrets, know-how, confidential information and other proprietary information, including research and development, formulas, techniques, notes, compositions, discoveries, methods, models, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, works in progress, creations, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, (e) any and all computer software, computer programs (whether in source code, object code, or other form), databases, and data, (f) any and all other intellectual property and proprietary rights relating to any of the foregoing and (g) any and all right to any causes of action, damages and remedies related to any of the foregoing.

“Intellectual Property Registry” means the United States Patent and Trademark Office, the United States Copyright Office, any state intellectual property registry, or any foreign counterpart of any of the foregoing.

“Intercreditor Agreement” has the meaning assigned to such term in Section 5.10(b).

“Investment” means (a) any purchase or other acquisition of any beneficial ownership interest in any Person (including stock, partnership interest or other securities or Capital Stock), (b) any loan, advance or capital contribution to any Person, or (c) the acquisition of all or substantially all of the assets or properties, any division or line of business or other business unit of another Person. The amount of any Investment of the type described in clauses (a), (b) and (c) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, and reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“IP Security Agreements” means intellectual property security agreements substantially in the form of Exhibit C attached hereto.

“Laws” means all United States and foreign federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law and the like, now or hereafter in effect (including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments and the Gaming Laws).

“Leasehold Mortgage” means that certain Leasehold Deed of Trust, Security Instrument, Assignment of Rents and Leases and Fixture Filing made by Borrower in favor of the trustee named therein for the benefit of Lender, dated as of the Closing Date. 2

“Lender” has the meaning given to such term in the introductory paragraph, including all permitted assigns.

[2]	NTD: The Leasehold Mortgage shall comply with all applicable provisions of the PropCo Lease, including, without limitation, Section 17.1 of the PropCo Lease.

“License Revocation” has the meaning assigned to such term in clause (k) of Article VI.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease Obligations or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party to acquire such securities; provided that in no event shall an operating lease, in and of itself, or the PropCo Lease be deemed to constitute a Lien.

“Liquor Authorities” mean, in any jurisdiction in which the Borrower or any of its Subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Loan” means the loan made by the Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, each Pledge Agreement, the Leasehold Mortgage, each Counterpart Agreement, the Perfection Certificate, each other agreement pursuant to which the Lender is granted a Lien to secure the Obligations, and each other agreement, certificate (including any Compliance Certificate delivered pursuant to Section 5.01) or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan Parties” means, collectively, Holdings, the Borrower and each Subsidiary Guarantor.

“Management Group” means the group consisting of the directors, executive officers and other management personnel (and their respective Related Persons) of the Borrower or any Parent Company, as the case may be, on the Closing Date after giving effect to the Transactions together with (a) any new directors (and their respective Related Persons) whose election or whose nomination for election by the equityholders of the Borrower or any Parent Company, as the case may be, was approved by a vote of a majority of the directors of the Borrower or any Parent Company, as the case may be, then still in office who were either directors on the Closing Date after giving effect to the Transactions or whose election or nomination was previously so approved and (b) executive officers and other management personnel (and their respective Related Persons) of the Borrower or any Parent Company, as the case may be, hired at a time when the directors on the Closing Date after giving effect to the Transactions together with the directors so approved in accordance with the foregoing clause (a) constituted a majority of the directors of the Borrower or such Parent Company, as the case may be.

“Margin Stock” means “margin stock” within the meaning of Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, operations, or properties of Holdings, the Borrower and its Subsidiaries, taken as a whole, (ii) the rights and remedies of the Lender under any Loan Document or (iii) the ability of the Borrower or any other Loan Party to perform the Obligations under any Loan Document.

“Material Indebtedness” means (a) any Revolving Credit Facility and (b) any other Indebtedness of Holdings, the Borrower or any of its Subsidiaries in an outstanding principal amount of $50,000,000 or more.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means [•]3.

“Maximum Liability” has the meaning assigned to such term in Section 7.07.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA which Holdings, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates (other than any Person considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) has maintained, sponsored, contributed to or accrued an obligation to contribute to, or has within any of the preceding six plan years maintained, sponsored, contributed to or accrued an obligation to contribute.

“Net Cash Proceeds” means, without duplication:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries made pursuant to Sections 5.11(a)(ix) and (a)(x), the cash proceeds received by the Borrower or any of its Subsidiaries (including Cash Equivalents and cash proceeds subsequently received (but only as and when received) in respect of non-cash consideration initially received), net of the sum, without duplication, of (i) the

[3]	NTD: To be the date that is six (6) years after the Closing Date.

amount of all payments (including any premiums or penalties) required to be made by the Borrower or the Subsidiaries as a result of such Disposition to repay Indebtedness (other than the Loan) secured by a Permitted Lien on such asset and subject to mandatory prepayment as a result of such Disposition or otherwise comes due or would be in default and to the extent actually repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (ii) all attorneys’ fees, investment banking fees, accountants’ fees and other reasonable and documented out-of-pocket fees and expenses actually incurred by the Borrower or any of its Subsidiaries in connection with such Disposition, (iii) Taxes paid or the Borrower’s reasonable good faith estimate of income Taxes to be payable as a result of such Disposition (including Tax Distributions), (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries and joint ventures as a result of such Disposition, or to any other Person owning a beneficial interest in the assets disposed of in such Disposition and to the extent actually paid and (v) the amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Cash Proceeds); and

(b) any cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Subsidiary (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, net of the sum, without duplication, of (A) any actual out-of-pocket costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the relevant Subsidiary in respect thereof, (B) the amount of all payments (including any premiums or penalties) required to be made by the Borrower or the Subsidiaries as a result of such Disposition to repay Indebtedness (other than the Loan) secured by a Permitted Lien on such asset and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, and to the extent actually repaid, (C) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (D) all attorneys’ fees, investment banking fees, accountants’ fees and other reasonable and documented out-of-pocket fees and expenses actually incurred by the Borrower or any of its Subsidiaries in connection with any sale or taking of such assets as described in clause (b) of this definition, (E) Taxes paid or the Borrower’s reasonable good faith estimate of income Taxes to be payable as a result of any sale or taking of such assets as described in clause (b) of this definition (including Tax Distributions), (F) the amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with any sale or taking of such assets as described in clause (b) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Cash Proceeds) and (G) all distributions and other payments required to be made to minority interest holders in Subsidiaries and joint ventures as a result of such Disposition, or to any other Person owning a beneficial interest in the assets subject to any covered loss or taking and to the extent actually paid;

provided, that, notwithstanding the foregoing, in the case of a casualty event or condemnation with respect to (i) the PropCo Lease Real Property, such cash proceeds shall not constitute Net Cash Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of the PropCo Lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of PropCo, (y) to be paid to, or for the account of, PropCo or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease) or (z) to be applied to rent and other amounts due under the PropCo Lease and (ii) any property or assets (including the PropCo Lease Real Property), cash proceeds that are applied by the Borrower to fund costs and expenses of repair, replacement or restoration of such assets or property, or the preservation or stabilization of such assets or property (including in accordance with the provisions of the applicable lease or of any indebtedness of PropCo), in each case, within 12 months of such receipt, shall not constitute Net Cash Proceeds except to the extent not, within 12 months of such receipt, so applied or contractually committed to be so applied (it being understood that if any portion of such proceeds are not so applied within such 12-month period but within such 12-month period are contractually committed to be applied, then if such Net Cash Proceeds are not so used within 180 days from the end of such 12-month period, then such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry without giving effect to this clause (ii)).

“Note” has the meaning assigned to such term in Section 2.02.

“Obligations” means all obligations (monetary or otherwise, whether absolute, contingent, matured or unmatured), liabilities and indebtedness of every nature of each Loan Party from time to time owing to the Lender, however arising, under or in connection with any Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of a proceeding of the type described in clause (f) of Article VI, whether or not allowed in such proceeding) on the Loan.

“Online Gaming JV” means any entity formed or acquired by any Loan Party (other than Holdings) for the primary purpose of the online gaming or social gaming businesses, activities or operations.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes or similar levies arising from any payment made hereunder or from the execution, delivery, performance, registration, or enforcement of, or otherwise with respect to, this Agreement.

“Palazzo Condo Tower” means the partially constructed Palazzo tower and all repairs, replacements, improvements, additions, expansions, developments, in each case, for any and all purposes and uses, and airspace parcels related thereto.

“Parent Company” means (a) Holdings or (b) any other Person, or group of Persons of which the Borrower is an indirect, wholly-owned subsidiary.

“Payment Date” means the last day of each March, June, September and December.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit D attached hereto, dated as of the Closing Date, executed by [the Loan Parties].

“Permitted Hedging Agreement” means any interest rate Hedging Agreement entered into in connection with this Agreement in the ordinary course of business.

“Permitted Holders” means (i) the Sponsor, the Management Group and VoteCo (and each other person that owns Capital Stock of the Borrower or any Parent Company on the Closing Date after giving effect to the Transactions), (ii) any person that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the total voting power of the Capital Stock of the Borrower, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clause (i) and this clause (ii), beneficially owns more than 50% on a fully diluted basis of the total voting power of the Capital Stock thereof, and (iii) any person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of the Borrower or any Parent Company, acting in such capacity.

“Permitted Liens” has the meaning assigned to such term in Section 5.10.

“Person” or “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means (i) the Pledge Agreement, dated as of the Closing Date, by and among the Loan Parties party thereto and the Lender and (ii) for purposes of creating a Lien in favor of the Lender on any Pledged Gaming Stock owned by a person that becomes a Loan Party after the Closing Date, each other Pledge Agreement executed after the Closing Date, substantially in the form of Exhibit H attached hereto.4

“Pledge Approval” has the meaning assigned to such term in Section 5.08(e).

“Pledged Collateral” means (a) (i) all of the Capital Stock of each Domestic Subsidiary that is owned by a Loan Party (other than Holdings) and (ii) 65% of the Capital Stock of each first-tier CFC that is owned directly by a Loan Party (other than Holdings), which shares entitle the holder thereof to vote for directors or any other matter and all of such other Capital Stock of each such CFC, (b) the certificates, if any, representing any of the Pledged Collateral and any interest of a Loan Party (other than Holdings), including all interests documented in the entries on the books of the issuer of the Pledged Collateral referred to in clauses (a)(i) and (a)(ii), (c) all promissory notes and any other instruments or other documents issued to or owned, held or acquired by any Loan Party (other than Holdings) representing or evidencing Indebtedness owed to such Loan Party (other than Holdings), (d) any security entitlements arising from any of the Pledged Collateral, (e) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, any of the Pledged Collateral, and (f) all rights and privileges of any Loan Party (other than Holdings) with respect to the securities and other property with respect to any of the Pledged Collateral; provided, however, that the “Pledged Collateral” shall not include any Excluded Property.

“Pledged Gaming Stock” means Pledged Collateral to the extent constituting the Capital Stock of a Person that directly or indirectly holds a Gaming License.

“PropCo” means VICI Properties L.P., a Delaware limited partnership, together with its successors and assigns.

“PropCo Lease” means that certain Lease, dated as of the date hereof, by and among, Holdings, as a guarantor, the Borrower, as lessee, and PropCo, as a lessor.

[4]

NTD: Equity pledge of Pledged Gaming Stock will be carved out in a separate pledge agreement prior to the Closing Date, which will contain pledge provisions set forth in this Agreement with respect to the Pledged Gaming Stock.

“PropCo Lease Real Property” means, the real property demised under the PropCo Lease in which Borrower holds a leasehold interest as a tenant.

“Recorder’s Officer” has the meaning assigned to such term in Section 4.01(m)(i).

“Refinanced Debt” has the meaning assigned to such term in Section 5.09(o).

“Refinancing Debt” has the meaning assigned to such term in Section 5.09(o).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Person” means, with respect to any person, (1) any spouse, descendant or immediate family member of such person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of such person and/or such other persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of such person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Required Lenders” means, as of any date of determination, (a) if there are two (2) Lenders, both Lenders and (b) if there are more than two (2) Lenders, the Lenders holding more than 50.0% of the outstanding principal amount of the Loan.

“Restricted Payment” means (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, any class of Capital Stock of any Person (other than dividends and distributions on Capital Stock payable solely by the issuance of additional Capital Stock (other than Disqualified Stock) of the Person paying such dividends or distributions) or (b) the purchase, redemption, defeasance, retirement or other acquisition, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition (in each case, other than through the issuance of additional Capital Stock (other than Disqualified Stock) of the person purchasing, redeeming, defeasing, retiring or acquiring such shares), of any class of Capital Stock of the Borrower or any warrants, options or other right or obligation to purchase or acquire any such Capital Stock, whether now or hereafter outstanding, in each case, either directly or indirectly, whether in cash, property or otherwise.

“Revolving Credit Facility” means a debt facility providing for revolving loans and/or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith; provided that (a) such Revolving Credit Facility may rank pari passu in right of payment to the Obligations and (b) such Revolving Credit Facility may be unsecured or be secured on a pari passu or junior basis to the Liens securing the Obligations and if such Revolving Credit Facility is secured, it shall not be secured by any assets other than the Collateral and, if such Revolving Credit Facility is guaranteed, it shall not be guaranteed by any Person other than a Loan Party; provided, further, that, in any event, such Revolving Credit Facility shall not contain any mandatory prepayment provisions (other than, in the event the aggregate extensions of credit thereunder exceed the aggregate commitments then in effect, provisions requiring the prepayment of the aggregate amount equal to such excess).

“S&P” means Standard & Poor’s Rating Agency Group.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of comprehensive Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Crimea, Cuba, Iran, North Korea and Syria). If any country, territory or government is no longer the subject or target of Sanctions broadly restricting or prohibiting dealings with such country, territory or government, then it shall not be considered a Sanctioned Country for purposes hereof.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states or Her Majesty’s Treasury, (b) any Person located, organized or resident in, or any Governmental Authority of, a Sanctioned Country or (c) any Person 50% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person, individually, or Persons, together, described in clauses (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union or any of its member states or (d) Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Interest” means, collectively, the security interests granted by the Loan Parties pursuant to Section 8.01.

“Seller Guarantee” means the Post-Closing Contingent Lease Support Agreement, dated as of the date hereof, by and among the Lender, as seller, and the Borrower.

“Similar Business” means any business, the majority of whose revenues are derived from (i) business or activities conducted by the Borrower and its Subsidiaries on the Closing Date or (ii) any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing, including online gaming or social gaming.

“Solvent” means [•].5

“Sponsor” means the Fund and Fund Affiliates (excluding any portfolio company thereof).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means (a) as of the Closing Date, each subsidiary of the Borrower listed on Schedule 1.01 attached hereto and (b) after the Closing Date, each subsequently acquired or organized subsidiary of the Borrower; provided, however, that “Subsidiary” shall not include any Online Gaming JV.

“Subsidiary Guarantors” means each Domestic Subsidiary identified on Schedule 1.01 attached hereto as a Subsidiary Guarantor and each other Domestic Subsidiary that is or becomes a party to this Agreement as a Subsidiary Guarantor, unless and until released as a Subsidiary Guarantor pursuant to the terms hereof.

“Tax Amount” means the Highest Owner Tax Amount divided by such Reference Owner’s proportionate direct or indirect economic ownership interest in the Borrower.

“Tax Distribution” means, with respect to any taxable period (a) (i) for which the Borrower or any of its Subsidiaries are members of a consolidated, combined or similar income Tax group for applicable federal, state and/or local income Tax purposes of which a Parent Company of the Borrower is the common parent or (ii) for which the Borrower is a disregarded entity for U.S. federal income Tax purposes wholly-owned (directly or indirectly) by a corporate parent treated as a C corporation for U.S. federal income Tax

[5]	NTD: Definition will match final provisions in the Acquisition Agreement.

purposes (a “Corporate Parent”), payments equal to the amount that the Borrower and the applicable Subsidiaries would have been required to pay in respect of federal, state and local income Taxes for such taxable period had the Borrower and the applicable Subsidiaries been a stand-alone corporate taxpayer or stand-alone corporate tax group or (b) for which the Borrower is a disregarded entity or a partnership for U.S. federal income Tax purposes (except in the case in which the Borrower is wholly-owned (directly or indirectly) by a Corporate Parent), distributions to any owners of the Borrower in an amount with respect to each owner and each taxable period, not to exceed such owner’s proportionate share of the Tax Amount for such taxable period.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Third Party Funds” means any cash and Cash Equivalents (and the related escrow accounts, segregated accounts or similar accounts, if any) held or received by Holdings, the Borrower or any of its Subsidiaries on behalf of third parties (including PropCo but excluding the Borrower or any other Loan Party) (including the PropCo Lease) that imposes a duty upon Holdings, the Borrower or any of its Subsidiaries to collect and remit those funds to such third parties.

“Title Company” means, collectively, Fidelity National Title Insurance Company and First American Title Insurance Company.

“Title Policy” has the meaning assigned to such term in Section 4.01(m)(iii).

“Trademarks” has the meaning assigned to such term in the definition of “Intellectual Property” above.

“Transactions” means (i) the execution, delivery and performance by the Loan Parties of this Agreement, each other Loan Document and each Acquisition Document, (ii) the grant of the security interest and guarantee of the Obligations, in each case, by the Loan Parties under this Agreement and each other Loan Document, (iii) the extension of the Loan and (iv) the consummation of the Acquisition.

“Trigger Date” means the first date on which at least $50,000,000 of aggregate principal amount of the Loan has been repaid after the Closing Date.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the perfection or priority of any security interest.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VoteCo” means AP IX Pioneer VoteCo, LLC, a Delaware limited liability company.

“Voting Stock” means, with respect to any Person, such Person’s Capital Stock having the right to vote for the election of directors of such person under ordinary circumstances.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, replaced, waived or otherwise modified (subject to any restrictions on such amendments, supplements, replacements, waivers or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms; GAAP; Payments.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower or its Subsidiaries or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP after the Closing Date. Notwithstanding the foregoing, for all purposes of this Agreement, the PropCo Lease (or any guarantee in respect thereof) shall not constitute Liens, Indebtedness or a Capitalized Lease Obligation regardless of how the PropCo Lease may be treated under GAAP or for financial reporting purposes.

(b) When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest.

Section 1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable) in the United States.

Section 1.06 Effectuation of Transactions. All references herein to Holdings, the Borrower and the Subsidiaries on the Closing Date shall be deemed to be references to such Persons, and all of the representations and warranties of the Borrower contained in this Agreement shall be deemed made on the Closing Date, in each case, after giving effect to the Acquisition, unless context otherwise expressly requires.

ARTICLE II

THE LOAN

Section 2.01 The Loan. Subject to the terms and conditions set forth in this Agreement, including the conditions set forth in Article IV, the Obligations under this Agreement shall be partial consideration for the Acquisition. Amounts repaid or prepaid in respect of the Loan may not be reborrowed.

Section 2.02 Repayment of the Loan; Evidence of Debt; Termination.

(a) Repayment. The Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Loan on or prior to the Maturity Date, which amount shall be reduced as result of the application of prepayment in accordance with Section 2.03 and increased as result of capitalization of interest in accordance with Section 2.04. The Borrower further covenants and agrees to repay all accrued and unpaid interest (including any PIK Interest) and all other amounts due with respect to the Loan on the Maturity Date.

(b) Method and Place of Payment.

(i) All payments and prepayments under this Agreement (other than PIK Interest) shall be made to the Lender not later than 12:00 p.m., by wire transfer of immediately available funds to such account as may be specified from time to time in writing to the Borrower, and any funds received after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii) Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(iii) All payments made by the Borrower hereunder and any other Loan Document shall be made in Dollars (other than payments of PIK Interest to the extent permitted hereunder) and irrespective of, and without any reduction for, any setoff or counterclaims.

(c) Evidence of the Loan. The Loan made hereunder shall be evidenced by a promissory note (the “Note”) payable by the Borrower to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns), substantially in the form of Exhibit F attached hereto. The Lender is hereby authorized to record the date and amount of each principal and interest payment in respect of the Loan in its books and records. Such books and records shall constitute prima facie evidence of the accuracy of the information contained therein.

(d) Termination. The Commitment shall automatically and permanently terminate on the Closing Date upon the extension of the Loan.

Section 2.03 Prepayment of the Loan.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (c) of this Section.

(b) Mandatory Prepayment. In the event and on each occasion that the Borrower or any Subsidiary receives any Net Cash Proceeds in excess of $100,000,000 in any single transaction or series of related transactions, then the Borrower shall, within three (3) Business Days of the receipt of such Net Cash Proceeds, prepay the Loan, without premium or penalty, in an amount equal to the lesser of (i) the aggregate principal amount of Loan then outstanding and (ii) 100% of such Net Cash Proceeds.

(c) Notices, Etc. The Borrower shall notify the Lender in writing of any prepayment hereunder not later than 12:00 p.m., (i) in the case of any prepayment to be made pursuant to paragraph (a) of this Section, three (3) Business Days before the date of prepayment and (ii) in the case of any prepayment to be made pursuant to paragraph (b) of this Section, one (1) Business Day after the date on which the Net Cash Proceeds are received by the Borrower or its Subsidiary, as applicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loan or portion thereof to be prepaid; provided that any notice of prepayment under paragraph (a) of this Section delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified prepayment date) if such condition is not satisfied. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.04 and shall be made in the manner specified in Section 2.02(b).

Section 2.04 Interest.

(a) The Loan. The Borrower agrees to pay interest in respect of the unpaid principal amount of the Loan from the Closing Date until the Loan shall be paid in full in cash at a rate per annum which shall be equal to the Applicable Rate, such interest to be computed on the basis of a 365-day year, and paid for the actual number of days elapsed. Subject to Section 2.04(c) below, accrued interest on the Loan shall be payable in arrears on each Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable in cash on demand and (ii) in the event of any repayment or prepayment of the Loan, accrued interest (including any PIK Interest) on the principal amount repaid or prepaid shall be payable in the form of Cash Interest on the date of such repayment or prepayment.

(b) Default Interest. Notwithstanding anything herein to the contrary, if any principal of or interest on the Loan or any other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest payable to Lender on demand at a rate per annum equal to the sum of (i) two percent (2%) plus (ii) the interest rate otherwise applicable hereunder.

(c) Payment of Interest. For any Payment Date during the period commencing on the Closing Date up to and including December 31, 2024, the Borrower may, at its option, elect to pay interest (i) in cash (“Cash Interest”), (ii) by increasing the principal amount of the Loan (“PIK Interest”), or (iii) in any combination of Cash Interest or PIK Interest as the Borrower may elect. To elect the form of interest payment for any Payment Date, the Borrower shall give the Lender notice of such election not less than three (3) Business Days prior to any such Payment Date. In the absence of such an election, interest on such Payment Date will be payable entirely in the form of PIK Interest. Following an increase in the principal amount of the Loan as a result of a payment of PIK Interest, the Loan will accrue interest on such increased principal amount from and after the applicable Payment Date. References herein to the “principal amount” of the Loan include all increases in the principal amount of the Loan as a result of a payment of PIK Interest. For any Payment Dates and all such other times as specified herein that occur after December 31, 2024, interest shall be payable solely in the form of Cash Interest.

For each interest period ending on any Payment Date, (i) with respect to any portion of the Loan that is paid with PIK Interest on such Payment Date pursuant to the foregoing, the interest rate applicable to the Loan for such portion during such interest period shall be the rate applicable to “PIK Interest” set forth in the definition of “Applicable Rate” and (ii) with respect to any remaining portion of the Loan, the interest rate applicable to the Loan for such portion during such interest period shall be the rate applicable to “Cash Interest” set forth in the definition of “Applicable Rate”.

(d) AHYDO Catch-up Payment. Notwithstanding anything to the contrary contained herein, if, on the last day of any accrual period (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Closing Date, (i) the aggregate amount that would be includible in income of the Lender with respect to the Loan for periods ending on or before such date (within the meaning of Section 163(i) of the Code) would, but for this paragraph, exceed (ii) an amount equal to the sum of (x) the aggregate amount to be paid (within the meaning of Section 163(i) of the Code) under the Loan on or before such day and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of the Loan multiplied by (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Loan, the Borrower will prepay on such day, without premium or penalty, the minimum amount of principal plus accrued interest on the Loan necessary to prevent any of the accrued and unpaid interest and original issue discount on the Loan from being disallowed or deferred as a deduction under Section 163(e)(5) of the Code to the Borrower.

Section 2.05 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any applicable Law (as determined in good faith by the Borrower) requires the deduction or withholding of any Tax from any such payment, then the Borrower shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lender. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. The foregoing documentation shall include, as applicable, Internal Revenue Service Form W-9 or appropriate Form W-8 and any related documentation to establish that the Lender is the beneficial owner of payments under any Loan Document. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

Section 2.06 Maximum Lawful Rate. This Agreement and the Note are hereby limited by this Section 2.06. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest contracted for, charged, received, paid or agreed to be paid to Lender exceed the maximum amount permissible under applicable Law. If, from any circumstance whatsoever, interest otherwise would be payable to Lender in excess of the maximum amount permissible under applicable Law, the interest shall be reduced to the maximum amount permitted under applicable Law. If, from any circumstance whatsoever, Lender shall have received anything of value deemed interest by applicable Law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Note, in such manner as may be determined by Lender, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Note, such excess shall be refunded to the Borrower.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings (solely to the extent applicable to it), the Borrower and the other Loan Parties, on behalf of themselves and their respective Subsidiaries represent and warrant to the Lender on the Closing Date, that:

Section 3.01 Organization; Powers. Each of the Loan Parties and each of the Material Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of its jurisdiction of organization, and has all requisite corporate or other organizational power and authority to carry on its business as now conducted. Each of the Loan Parties and each of the Material Subsidiaries is duly authorized, qualified and licensed to do business as a foreign corporation and is in good standing (to the extent such concept exists in the relevant jurisdiction) in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business transacted by it requires it to be so licensed or qualified, in each case, except where the lack of such authorization, qualification or license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Loan Documents have been duly authorized by all necessary corporate or other organizational action of each Loan Party. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.03 Governmental Approvals; No Conflicts. The execution and delivery by each Loan Party of each Loan Document to which such Person is a party and the performance by such Loan Party of its obligations thereunder (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) the filing of Uniform Commercial Code financing statements, (iii) filings with the applicable Intellectual Property Registry, (iv) receipt of any applicable Pledge Approvals, and (v) any actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (b)(i) will not violate any applicable Law or regulation or any order of any Governmental Authority (including the Gaming Authorities), subject to the receipt of any applicable Pledge Approval, (ii) will not violate the certificate or articles of incorporation or bylaws or other applicable organizational documents of any Loan Party and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any such Person, where in each case of clause (i) and (iii), such default could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (c) will not result in the creation or imposition of any Lien on any asset of any Loan Party, other than Permitted Liens.

Section 3.04 Investment Company Status. No Loan Party is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.05 Margin Stock. Neither the making of the Loan hereunder nor the use of the proceeds thereof, whether directly or indirectly, will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 3.06 Solvency. [•].6

[6]	NTD: Representation will match final provisions in the Acquisition Agreement.

Section 3.07 AML Laws; Anti-Corruption Laws and Sanctions. The Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by it and its directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws, the USA Patriot Act and applicable Sanctions. The proceeds from the Loan have not been or will not be used, directly or to the knowledge of the Borrower indirectly, to lend, contribute, provide or have not otherwise been made or will not otherwise be made available in violation of AML Laws, Anti-Corruption Laws, or Sanctions or for the purpose of funding any activity or business in any Sanctioned Country or for the purpose of funding any prohibited activity or business of any Sanctioned Person, absent valid and effective licenses and permits issued by each applicable Governmental Authority or otherwise in accordance with applicable Laws, or in any other manner that will result in any violation by the Lender of any Sanctions.

Section 3.08 Security Interest.

(a) The UCC financing statements and the IP Security Agreements required to be filed in each relevant Intellectual Property Registry are all of the filings, recordings and registrations (including any filings required to be made in each relevant Intellectual Property Registry, in order to perfect the Security Interest in Collateral consisting of registrations of or applications for any Intellectual Property) that are necessary to perfect the Security Interest in favor of the Lender in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the relevant jurisdiction. No further or subsequent filing, recording or registration is necessary in any such jurisdiction, except as provided under applicable law with respect to subsequently acquired Intellectual Property or with respect to filing of continuation statements and, with respect to any changes to a Loan Party’s organizational structure, jurisdiction of organization or organizational documents, as required pursuant thereto in order for the Lender to continue to have at all times following each such change a perfected first-priority Security Interest in all the Collateral in which the Security Interest may be perfected by filing, recording or registration in the relevant jurisdiction, subject to Permitted Liens.

(b) The Security Interest constitutes legal and valid security interests in all Collateral securing the payment and performance of the Obligations. Subject to the completion of the filings described in Section 3.08(a) (including any fixture filings or any filings required to be made in any Intellectual Property Registry) and to value being given, the Security Interest is, and shall be, a legal, valid and perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States pursuant to the UCC or other applicable law, prior to any other Lien on any of the Collateral, other than Permitted Liens that have priority as a matter of law.

(c) Notwithstanding anything herein (including this Section 3.08) or in any other Loan Document to the contrary, each of the parties hereto acknowledges and agrees that licensing by the Gaming Authorities may be required to enforce and/or exercise or foreclose upon certain security interests and such enforcement and/or exercise or foreclosure may be otherwise limited by the Gaming Laws.

ARTICLE IV

CONDITIONS

Section 4.01 Closing Date. The obligation of the Lender to have made the Loan hereunder is subject to the satisfaction (or waiver (i) by the Lender in its sole discretion in the cases of clauses (a) through (k) and (m) or (ii) by the Lender and the Borrower in their sole discretion in the case of clause (l)) of the following conditions:

(a) Consummation of the Acquisition. The Acquisition shall have been (or, substantially concurrently with the extension of the Loan under this Agreement on the Closing Date, shall be) consummated in all material respects in accordance with the terms of the Acquisition Agreement.

(b) Term Loan Credit and Security Agreement; Note. Each Loan Party hereto shall have executed a counterpart of this Agreement and delivered such counterpart to the Lender. The Borrower shall have executed and delivered to the Lender the Note. Subject to the last paragraph of this Section 4.01, each applicable Loan Party shall have executed and delivered to the Lender all applicable IP Security Agreements7 and all applicable Pledge Agreements.

(c) Perfection Certificate. The Lender shall have received a completed Perfection Certificate dated the Closing Date and signed by an Authorized Officer of [each Loan Party], together with all attachments contemplated thereby.8

(d) Pledged Stock; Stock Powers. Subject to the last paragraph of this Section 4.01, and subject to the receipt of all applicable Pledge Approvals with respect to the pledge of any Pledged Gaming Stock, the Lender shall have received the certificates representing the Capital Stock required to be pledged pursuant to this Agreement, together with an undated stock or equivalent transfer power for each such certificate executed in blank by a duly authorized officer (or other duly authorized signatory) of the pledgor thereof.

[7]	NTD: IP Security Agreements to be populated by LVS.
[8]

NTD: Perfection Certificate to include information pertaining to the OpCo Acquired Companies, the OpCo Acquired Assets and the OpCo Assumed Liabilities to the extent provided by LVS on or prior to the Closing Date. Otherwise, the Perfection Certificate will only include information pertaining to Borrower and Holdings (and not, for the avoidance of doubt, the OpCo Acquired Companies, the OpCo Acquired Assets or the OpCo Assumed Liabilities).

(e) Filings Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document (including any UCC financing statement) required by any Loan Document or under law to be filed, registered or recorded in order to create in favor of the Lender a first-priority perfected Lien (subject to Permitted Liens) on the Collateral required to be delivered pursuant to such Loan Document, shall be in proper form for filing, registration or recordation.

(f) Secretary’s Certificate. The Lender (or its counsel) shall have received from each Loan Party, (i) a copy of a good standing (or equivalent) certificate, dated a date reasonably close to the Closing Date, for such Loan Party from the relevant authority of its jurisdiction of organization (provided, that in the case of any Loan Party that is an Acquired Company, such good standing certificates shall only be included to the extent received by the Lender on or prior to the Closing Date) and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Loan Party’s Secretary, Assistant Secretary or other Authorized Officer with reasonably equivalent responsibilities which shall certify that attached thereto are true and complete (A) resolutions or written consents of such Loan Party’s (or its managing entity’s) board of directors, managers, members or other body, in each case, then in full force and effect authorizing the execution, delivery and performance of each Loan Document to which it is party, the transactions contemplated hereby and thereby and, in the case of the Borrower, the extension of the Loan hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (B) incumbency and signatures of those of its officers authorized (or other duly authorized signatories) to act with respect to each Loan Document to be executed by such Loan Party and (C) certificate of incorporation, articles of incorporation or certificate of formation, as applicable, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and bylaws, operating agreement or limited liability company agreement, as applicable, of such Loan Party and that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) (provided, that in the case of any Loan Party that is an Acquired Company, such organizational documents shall only to the extent received by the Lender on or prior to the Closing Date).

(g) Closing Date Certificate. The Lender (or its counsel) shall have received a certificate, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the Borrower, certifying satisfaction of the conditions set forth in clause (a) and (j) of this Section 4.01.

(h) [Reserved].

(i) Opinions of Counsel. The Lender (or its counsel) shall have received customary opinions, dated the Closing Date and addressed to the Lender, from (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, in its capacity as special New York counsel for Holdings, the Borrower and the Subsidiary Guarantors and (ii) Brownstein Hyatt Farber Schreck, LLP, in its capacity as special Nevada counsel for Holdings, the Borrower and the Subsidiary Guarantors, in each case, addressing matters customary for transactions of this type.

(j) Representations and Warranties. The representations and warranties of each Loan Party contained in Article III shall be true and correct in all material respects on and as of the Closing Date.

(k) USA Patriot Act; Beneficial Ownership Certification. The Lender shall have received, at least three (3) Business Days prior to the Closing Date, (i) all documentation and other information relating to Holdings and the Borrower required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent that the Borrower or Holdings qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower or such Guarantor, in each case, to the extent requested by the Lender at least ten (10) Business Days prior to the Closing Date.

(l) PropCo Lease. The PropCo Lease shall have been, or substantially concurrently with the extension of the Loan hereunder on the Closing Date shall be, duly executed by each party thereto and delivered to the Lender by the Borrower.

(m) Propco Lease Real Property. The Borrower shall have delivered the following to Lender with respect to the PropCo Lease Real Property.

(i) the fully executed and notarized Leasehold Mortgage, in proper form for recording in the Recorder’s Office of County of Clark, State of Nevada (“Recorder’s Office”), encumbering the PropCo Lease Real Property;

(ii) an opinion of counsel to the Borrower with respect to the enforceability of the Leasehold Mortgage granted by the Borrower to be recorded and such other matters customary for transactions of this type;

(iii) (A) an ALTA 2006 Form extended coverage loan policy of title insurance issued by the Title Company with respect to the PropCo Lease Real Property identified therein (the “Title Policy”), in an amount not less than $[________],9 containing such customary endorsements, including, but not limited to, endorsements as to access, comprehensive coverage, contiguity, subdivision, mineral (if applicable), and zoning, and (x) insuring that the Borrower has good legal and valid title, including without limitation leasehold interest and easement interest, in, or right to occupy and use, such PropCo Lease Real Property, free and clear of liens, encumbrances or other exceptions to title other than Permitted Liens, and (y) insuring such other customary matters; and (B) customary evidence that the Borrower has paid to the Title Company or to each appropriate Governmental Authority all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policy and all recording charges payable in connection with recording the Leasehold Mortgage in the Recorder’s Office; and

(iv) an ALTA survey of the PropCo Lease Real Property, by a surveyor of recognized national standing licensed in the State of Nevada, and containing a customary certification of such surveyor. Lender hereby acknowledges the receipt and sufficiency of that certain ALTA/NSPS Land Title Survey, dated February 25, 2021, as provided to Lender.

Notwithstanding anything to the contrary herein, the condition set forth in Section 4.01(l) shall not be waived without the consent of both the Lender and the Borrower in their sole discretion.

Notwithstanding the foregoing, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (a) a Lien on Collateral of any Loan Party that may be perfected solely by the filing of a financing statement under the UCC or (b) a pledge of the Capital Stock of the Borrower and the Subsidiary Guarantors to the extent certificated with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate, together with a related stock or equivalent transfer power executed in blank (other than with respect to the stock certificates representing the Specified Entities Interests (as defined in the Acquisition Agreement) and other than stock or equivalent certificates representing the Pledged Gaming Stock if the applicable Pledge Approvals have not been obtained by the Closing Date, in which case such stock or equivalent certificates and related stock or equivalent transfer powers will be delivered together after the receipt of such Pledge Approvals in accordance with Section 5.08(e)) after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the extension of the Loan on the Closing Date but may, if required, instead be delivered and/or perfected ninety (90) days after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Lender and subject to extensions as are reasonably agreed by the Lender.

[9]	NTD: To be determined.

ARTICLE V

COVENANTS

From the Closing Date until the date that the principal of and interest (including any PIK Interest) on the Loan and all other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in cash, Holdings (solely to the extent applicable to it), the Borrower and its Subsidiaries hereby covenant and agree with the Lender that:

Section 5.01 Financial Statements; Other Information. The Borrower shall deliver to the Lender copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within sixty (60) days after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ending on [__])10, an unaudited consolidated balance sheet of Holdings as of the end of such fiscal quarter and consolidated statements of income and cash flow of Holdings for such fiscal quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such fiscal quarter, and, commencing with the fiscal quarter ending on [__],11 including (in each case) in comparative form the figures for the corresponding fiscal quarter in, and the year to date portion of, the immediately preceding Fiscal Year, all in reasonable detail and certified by the chief financial officer (or other Authorized Officer with reasonably equivalent responsibilities) of Holdings as fairly presenting, in all material respects, the financial position and results of operations of Holdings, the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and except for the absence of footnotes);

[10]	NTD: To be the first fiscal quarter ending after the closing date.
[11]	NTD: To be the first fiscal quarter ending after the first anniversary of the closing date.

(cont’d)

(b) as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ending on December 31, [__]12), a copy of the audited consolidated balance sheet of Holdings, and the audited related consolidated statements of income and cash flow of Holdings for such Fiscal Year (or, in the case of the Fiscal Year ending on December 31, [__]13, the period starting on the Closing Date and ending on December 31, [__]), and, commencing with the Fiscal Year ending on December 31, [__],14 setting forth in comparative form the figures for the immediately preceding Fiscal Year, all in reasonable detail and accompanied by an opinion of independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to the Lender (it being agreed that any “big 4” accounting firm is acceptable to the Lender) (without any qualification as to scope of audit or as to the status of Holdings, the Borrower or any Material Subsidiary as a “going concern” (except for a “going concern” qualification with respect to, or resulting from, impending debt maturities occurring within 12 months of the date of such audit or the actual or potential breach of any financial maintenance covenant under the terms of any Indebtedness permitted hereunder)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings, the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b) of this Section 5.01, a Compliance Certificate, executed by the chief financial officer (or other Authorized Officer with reasonably equivalent responsibilities) of the Borrower, (i) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower has taken or proposes to take with respect thereto) and (ii) solely in the case of the delivery of a Compliance Certificate concurrently with the financial information pursuant to clause (b) of this Section 5.01, confirming that there has been no change in the information set forth in the Perfection Certificate since the later of the Closing Date and the date of the last confirmation made and/or identifying any such changes;

(d) as soon as available and in any event no later than ninety (90) days after the end of each Fiscal Year, a detailed consolidated budget of the balance sheet and consolidated statements of income and cash flow of the Borrower for the subsequent Fiscal Year and projections for the Borrower for the subsequent Fiscal Year certified by the chief financial officer (or other Authorized Officer with reasonably equivalent responsibilities) of the Borrower as being based on reasonable estimates and assumptions taking into account all material facts and information then know (or then reasonably available to the Borrower); provided that such projected financial information is not to be viewed as facts and that actual results during the period or periods covered by such financial statements may differ and that the differences may be material; and

[12]	NTD: To be the first fiscal year ending after the closing date.
[13]	NTD: To be the first fiscal year ending after the closing date.
[14]	NTD: To be the first fiscal year ending after the first anniversary of the closing date.

(e) such other financial and other information as the Lender may from time to time reasonably request (including information and reports in such detail as the Lender may reasonably request with respect to the terms of an information provided pursuant to the Compliance Certificate).

The financial statements, information and other documents required to be provided clauses (a) and (b) of this Section 5.01 may be those of Holdings or any Parent Company, so long as, in the case of any Parent Company, (i) such Parent Company has no material liabilities or operations other than the ownership of Holdings, the Borrower and its Subsidiaries and (ii) a reconciliation (which, in the case of the financial statements required to be provided in clause (b) of this Section 5.01, will be covered by the related audit opinion) is provided in such financial statements to the results of operations of Holdings, the Borrower and its Subsidiaries on a standalone consolidated basis.

Section 5.02 Corporate Existence; Rights. Each Loan Party shall, and shall cause each Subsidiary to, (a) at all times preserve and keep in full force and effect its corporate existence and (b) maintain, preserve and protect all property (including Intellectual Property), licenses (including any Gaming Licenses), permits, approvals, rights, privileges and franchises necessary to the conduct of its business at the PropCo Lease Real Property and other properties owned, leased, operated or used to conduct gaming activities and operations of the Loan Parties, except, in each case, where the failure to do so could not likely reasonably be expected to have a Material Adverse Effect.

Section 5.03 Compliance with Laws and the PropCo Lease. Each Loan Party shall, and shall cause each Subsidiary to, (a) comply with all applicable Laws (including all applicable environmental Laws, ERISA, Anti-Corruption Laws, applicable AML Laws, the USA Patriot Act and Sanctions) where the failure to so comply could reasonably be expected to have a Material Adverse Effect, and (b) comply with the terms of the PropCo Lease except where the failure to do so could not likely reasonably be expected to have a Material Adverse Effect.

Section 5.04 Insurance; Books and Records. The Borrower shall, and shall cause each Subsidiary to, maintain insurance against such risks as are customary for companies similarly situated and in the same or similar business as that of the Borrower or such Subsidiary under policies issued by financially sound and reputable insurers in such amounts (after giving effect to self-insurance reasonable and customary for similarly situated Persons of established reputation engaged in the same or similar businesses of the Borrower and its Subsidiaries as of the Closing Date) as are customary with companies similarly situated and in the same or similar business. The Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in conformity with GAAP and all requirements of applicable Law.

Section 5.05 Obligations and Taxes. Each Loan Party shall, and shall cause each Subsidiary to, pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its properties before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens or charges upon such properties or any part thereof; provided, however, none of Holdings, the Borrower, or any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings, the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

Section 5.06 Properties. The Borrower shall, and shall cause each Subsidiary to, keep and maintain the Collateral and all its properties necessary to its business in good repair and condition, ordinary wear and tear excepted.

Section 5.07 Notices. The Borrower shall give Lender prompt written notice of the following:

(a) Orders; Injunctions; Litigation. the issuance by any court or Governmental Authority (including the Gaming Authorities) of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, any of the Transactions or the initiation of any litigation, action, proceeding or labor controversy against or affecting the business or affairs of Holdings, the Borrower or any Subsidiary as to which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(b) Default. any Default or Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto;

(c) ERISA Event. any ERISA Event that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) Material Adverse Effect. any development in the business or affairs of the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect; and

(e) PropCo Lease Notices. any notices provided by PropCo to the Borrower under the PropCo Lease of a “Default” or “Event of Default” under (and as defined in) the PropCo Lease or a notice of termination of the PropCo Lease.

Section 5.08 Additional Guarantors; Pledged Collateral; Further Assurances; Post-Closing Matters.

(a) If, following the Closing Date, any Domestic Subsidiary (other than an Excluded Subsidiary) is acquired or organized by any Loan Party, such Loan Party shall promptly (and in any event within thirty (30) days (or such longer period as the Lender shall agree in its reasonable discretion) of such event) (i) notify the Lender thereof, (ii) cause such Domestic Subsidiary to become a Subsidiary Guarantor by executing a Counterpart Agreement, and any other applicable Loan Documents (or supplements thereto), (iii) execute and deliver, or cause to be executed and delivered, to the Lender such other documents, agreements and instruments, and take or cause to be taken such further actions (including the filing and recording of financing statements), in each case, that are necessary (in the good faith determination of the Lender) or reasonably requested by the Lender in order to grant a first priority (subject to Permitted Liens) perfected Lien in favor of the Lender on any property owned by such Domestic Subsidiary which constitutes or is required to constitute Collateral, (iv) cause to be delivered to the Lender all such certificates and instruments evidencing any Pledged Collateral, accompanied by effective indorsements thereof and (v) execute and deliver, or cause to be executed and delivered, any other documents (including legal opinions) as the Lender shall reasonably request to evidence compliance with this Section 5.08, in each case subject to Section 5.08(f) and, if applicable, receipt of any Pledge Approval with respect to any pledge of Pledged Gaming Stock. Upon execution and delivery of such Counterpart Agreement, each such Domestic Subsidiary shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(b) Subject to Section 5.08(f), the Borrower and each Guarantor shall execute any documents, financing statements, agreements and instruments, and take all further action that the Lender may reasonably request or is otherwise necessary (in the good faith determination of the Lender) in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the Liens created or intended to be created by the Loan Documents.

(c) If any Subsidiary ceases to constitute an Excluded Subsidiary in accordance with the definition thereof, the Borrower shall cause such Subsidiary to take all actions required by this Section 5.08 (within the time periods specified herein) as if such Domestic Subsidiary were then formed or acquired.

(d) The Borrower shall promptly (and in any event within forty-five (45) days (or such longer period as the Lender shall agree in its reasonable discretion) of the Closing Date) deliver to the Lender customary accord or similar certificates (other than business interruption insurance (if any), director and officer insurance and workers’ compensation insurance), evidencing general liability and property insurance coverage required to be maintained pursuant to Section 5.04, and endorsements with the Lender named as lenders loss payee (or, in the case of the PropCo Lease Real Property, listed as a co-loss payee) on all property policies and as an additional insured on all general liability policies, as applicable; provided that, notwithstanding the foregoing, any endorsements with respect to the PropCo Lease Real Property are subject to the provisions set forth in the PropCo Lease.

(e) Holdings and the Borrower shall promptly (and in any event, within ten (10) Business Days (or such longer period as the Lender shall agree in its reasonable discretion) of the (i) Closing Date with respect to any Pledged Gaming Stock as of the Closing Date and (ii) date on which any Subsidiary (other than an Excluded Subsidiary) that holds a Gaming License is acquired or organized by any Loan Party after the Closing Date) make, or cause to be made, all such filings and submissions under any applicable Law (including applicable Gaming Laws), as may be required to request and obtain the consent, authorization and approval (including any applicable Gaming Approval) (such requisite consents, authorizations and approvals, collectively, the “Pledge Approval”) of any applicable Gaming Authority (including the Nevada Gaming Commission) with respect to the Security Interest in Pledged Gaming Stock required to be granted hereunder, and if such Pledge Approval is obtained, then Holdings and the Borrower shall promptly upon receipt of such Pledge Approval, deliver to the Lender evidence of such Pledge Approval in the form provided to the applicable Loan Parties. The Lender shall, at the sole expense of the Borrower, provide any assistance to the Borrower required in order for the Borrower to make any such submissions or filings for a Pledge Approval that is necessary for the Lender, in its capacity as such, to provide, including providing any information regarding the Lender or its Affiliates that is required by the applicable Gaming Authorities to be provided in connection with the making of such submissions or filings for such Pledge Approval, as applicable. Notwithstanding anything to the contrary herein or in any other Loan Document, the pledge of any Pledged Gaming Stock shall not be effective until receipt of all required Pledge Approvals.

(f) Notwithstanding anything to the contrary in this Section 5.08 or any other Loan Document, (i) no actions shall be required to be taken in order to create, grant or perfect any security interest in any assets located outside of the U.S. or owned by any Foreign Subsidiary and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches shall be required, (ii) Liens required to be granted or perfected pursuant to this Section 5.08 shall be subject to exceptions and limitations consistent with those set forth in the Loan Documents, (iii) the Loan Parties shall not be required to seek or obtain any landlord lien waiver, estoppel, warehousemen waiver or other collateral access or similar letter or agreement, (iv) no notices shall be required to be sent to account debtors or other contractual third parties prior to the occurrence and during the continuance of an Event of Default and (v) no Loan Party shall be required to (A) grant or take any other action with respect to a security interest in any Excluded Property or (B) take any action with respect to perfection of any security interest in assets requiring perfection through control agreements or other control arrangements (other than control of promissory notes and pledged Capital Stock as provided in this Agreement and filing of UCC-1 financing statements).

Section 5.09 Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, guarantee, endorse or suffer to exist any Indebtedness, except the following:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness of the Borrower incurred under the Revolving Credit Facility; provided that (i) the aggregate committed principal amount of such Indebtedness does not exceed $100,000,000 at any time and (ii) the proceeds thereof shall be used solely to fund working capital needs of the Borrower and its Subsidiaries and shall not be used to fund any Investment by the Borrower in the Sponsor or any Restricted Payment (other than a Restricted Payment made pursuant to Section 5.12(a), (c), (e) (other than by reference to Section 5.14(b)(v), (vi), (viii), (ix) or (xv)), (f), (h), (i) or (j)), whether or not permitted hereunder; provided, further, that the aggregate principal amount of any Indebtedness outstanding, and the aggregate face amount of all letters of credit issued, pursuant to this clause (b), together with the aggregate face amount of all letters of credit issued pursuant to Section 5.09(t), does not exceed $100,000,000 at any time;

(c) Indebtedness of the Acquired Companies existing, or pursuant to commitments existing, on the Closing Date to the extent permitted to be existing on the Closing Date under the Acquisition Agreement[ and as described on Schedule 5.09(c)]15;

(d) advances or deposits in the ordinary course of business from customers, vendors or partners and not constituting Indebtedness for borrowed money;

(e) (i) Indebtedness of any Loan Party owed to another Loan Party and (ii) Indebtedness of any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(f) insurance premium financings incurred in the ordinary course of business;

(g) (i) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, installation, repair, replacement or improvement of the respective property (real or personal), equipment or other asset (whether through the direct purchase of property or the Capital Stock of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, installation, repair, replacement or improvement, in an aggregate principal amount outstanding that immediately after giving effect to the incurrence of such Indebtedness and the use of

[15]	NTD: Schedule to be included in final agreement to the extent provided by Seller on or prior to the Closing Date, otherwise bracketed language to be removed.

proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 5.09(g)(i), would not exceed $25,000,000 at any time and (ii) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by any Loan Party to finance (whether prior to or within 270 days after) the acquisition, lease, construction, installation, repair, replacement or improvement of property (real or personal), equipment or other assets in connection with the addition, expansion or development of the Palazzo Condo Tower and those certain projects listed on Schedule 5.09(g)16 attached hereto;

(h) guarantees by any Loan Party of Indebtedness of the Borrower or any other Loan Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 5.09;

(i) Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of operating lease obligations, workers compensation claims, health, disability or other employee benefits (including pursuant to any social security laws) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(j) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or reimbursement obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice or that are required under the terms of the PropCo Lease;

(k) Indebtedness consisting of obligations of the Borrower or any of its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in the ordinary course of business or otherwise in connection with the Transactions or any other Investment expressly permitted hereunder;

(l) Indebtedness to future, present or former directors, officers, members of management, employees or consultants of Holdings, the Borrower or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 5.12;

[16]	NTD: To be the projects set forth in that certain document titled “1.1.1 – The Venetian Property Overview – Projects.”

(m) Indebtedness of the Borrower or any Subsidiary in the form of purchase price adjustments, earn-outs or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Investment permitted hereunder;

(n) Indebtedness in respect of Cash Management Agreements;

(o) extensions, refinancings, refunding, renewals or replacements of the items listed in clauses (b), (c), (g) and (p) in this Section 5.09 (any such Indebtedness for purposes of this clause, the “Refinanced Debt”); provided that (A) the Indebtedness resulting from any such extension, refinancing, refunding, renewal or replacement (for purposes of this clause, the “Refinancing Debt”) shall not have an aggregate principal amount greater than the aggregate principal amount of the Refinanced Debt except by an aggregate amount equal to (x) accrued interest, fees, premiums (if any) and penalties thereon and customary fees and expenses associated therewith and (y) any existing commitments unutilized thereunder, (B) the Refinancing Debt has a maturity no earlier than, and a weighted average life to maturity equal to or greater than, the Refinanced Debt, (C) at the time of such extension, refinancing, refunding, renewal or replacement, no Event of Default shall have occurred and be continuing, (D) such Refinancing Debt shall not constitute an obligation (including pursuant to a guarantee) of any Person not an obligor in respect of such Refinanced Debt and (E) (x) in the case of Refinancing Debt with respect Indebtedness incurred pursuant to clause (b), such Refinancing Debt constitutes a “Revolving Credit Facility” under the definition and otherwise satisfies the requirements thereof in all respects and (y) in case of all other Refinancing Debt (other than Indebtedness incurred pursuant to clause (b)), if such Refinanced Debt is secured, the Refinancing Debt cannot be secured by any assets or property that did not previously secure the Refinanced Debt other than assets or property that secured the Refinanced Debt or would have secured the Refinanced Debt pursuant to after-acquired property clauses applicable to such Refinanced Debt;

(p) Indebtedness in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 5.09(p), does not exceed $40,000,000;

(q) Indebtedness of the Borrower or any Subsidiary pursuant to any Permitted Hedging Agreements;

(r) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business or consistent with past practice or industry norm;

(s) obligations arising under the Acquisition Documents;

(t) Indebtedness in respect of letters of credit that are necessary to the operation of the business or required under the terms of the PropCo Lease; provided that the aggregate face amount of all letters of credit issued pursuant this clause (t) does not exceed $20,000,000 at any time; provided, further, that the aggregate face amount for all letters of credit issued pursuant to this clause (t), together with the aggregate principal amount of any Indebtedness outstanding, and the aggregate face amount of all letters of credit issued, pursuant to Section 5.09(b), does not exceed $100,000,000 at any time; and

(u) all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above or refinancings thereof.

Section 5.10 Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien of any kind on any of its properties or assets of any kind, except the following (collectively, “Permitted Liens”):

(a) Liens created under the Loan Documents;

(b) Liens securing Indebtedness permitted pursuant to Section 5.09(b) and any Cash Management Agreements or Permitted Hedging Agreements secured under any Revolving Credit Facility; provided that the holder of Indebtedness (and any Refinancing Debt in respect thereof) under the Revolving Credit Facility (or its agent) has entered into an intercreditor agreement substantially in the form of Exhibit G attached hereto or another form reasonably acceptable to the Lender (the “Intercreditor Agreement”);

(c) Liens for or priority claims imposed by Law that are incidental to the conduct of business or the ownership of properties and assets (including mechanic’s, warehousemen’s, attorneys’ and statutory landlords’ liens) and deposits, pledges or liens to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business (and not in connection with the borrowing of money) and/or pursuant to the terms of the PropCo Lease; provided, however, in each case, the obligation secured thereby shall not be overdue or, if overdue, is being contested in good faith and adequate reserves have been set up by the Borrower as the case may be;

(d) Liens for Taxes that either (i) are not delinquent or (ii) are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(e) Liens securing Indebtedness permitted pursuant to Section 5.09(g); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, construction, repair, replacement, improvement, addition or expansion (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time encumber any property or assets other than the property or assets referred in the foregoing clause (i), as applicable, that was acquired, leased, constructed, installed, replaced, repaired, improved, added to or expanded with such Indebtedness (except for additions and accessions to such assets, replacements and products thereof and customary security deposits and other after-acquired property); provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender; provided, further, that no Indebtedness shall be secured by the Palazzo Condo Tower unless such Indebtedness is incurred pursuant to Section 5.09(a), (b), or (g)(ii) (with respect to Section 5.09(g)(ii), in respect of the Palazzo Condo Tower);

(f) Liens granted in the ordinary course of business on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due; provided that such Liens extend only to such insurance proceeds and not to any other property or assets;

(g) Liens (i) of a collection bank arising under Section 4-210 of the UCC or similar law on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution or entities and/or electronic payment service providers arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry and (iv) arising by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts or securities accounts;

(h) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(i) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions, and other social security laws or regulations;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under clauses (f) or (g) of Article VI;

(k) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower or any of its Subsidiaries or (B) secure any Indebtedness (other than any obligation that is Indebtedness solely as a result of the operation of clause (e) of the definition thereof), (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof and (iii) any interest or title of a lessor, sublessor, or licensor under any lease or lease agreement to which the Borrower or any of its Subsidiaries is a party, and interests of any other party granted by such licensor or lessor in such licensor’s or lessor’s fee or other interest;

(l) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Law) regarding leases entered into by the Borrower or any of the Subsidiaries in the ordinary course of business (and Liens consisting of the interests or title of the respective lessors thereunder);

(m) Liens (i) (A) on advances of cash or Cash Equivalents or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 5.13 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 5.11 and (ii) on cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business not prohibited by this Agreement;

(o) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) any zoning or other law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(r) Liens incurred in connection with any Refinancing Debt to the extent permitted pursuant to Section 5.09(o);

(s) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(t) Liens incurred by the Acquired Companies [described on Schedule 5.10(t)]17 and existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens), to the extent permitted to be existing on the Closing Date under the Acquisition Agreement, and any modifications, replacements, renewals or extensions thereof; provided, that, in each case, (i) such Liens shall secure only those obligations that they secure on the Closing Date or are obligated to secure as of the Closing Date (and any Refinancing Debt in respect of such obligations permitted by Section 5.09) and shall not subsequently apply or extend to any other property or assets other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, (B) proceeds and products thereof and (C) improvements or accessions to the property covered by such Lien and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 5.09;

(u) Liens on cash or Cash Equivalents securing Permitted Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Law;

(v) Liens securing obligations in respect of letters of credit or similar obligations and completion guarantees (or, in each case, reimbursement obligations in respect thereof) permitted under this Agreement; provided that such Liens (i) have been incurred in the ordinary course of business (and not in connection with the borrowing of money) and/or pursuant to the terms of the PropCo Lease and (ii) do not at any time encumber any property or assets other than cash deposits or the property or assets that were acquired, leased, constructed, installed, replaced, repaired, improved, added to or expanded in connection with the incurrence of such obligations or completion guarantees;

(w) (i) Liens in favor of PropCo as set forth in the PropCo Lease on the Closing Date and (ii) Liens on cash and cash equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to PropCo (or lenders to PropCo) under the PropCo Lease or maintained in an escrow account or similar account pending application of such proceeds in accordance with the PropCo Lease;

(x) pledges and deposits securing liability for reimbursement obligations, and liens on cash collateral securing such reimbursement obligations, in respect of letters of credit permitted pursuant to Section 5.09(t); and

(y) Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations (other than Indebtedness for borrowed money) in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such obligations, together with the aggregate principal amount of any other obligations outstanding pursuant to this Section 5.10(y), does not exceed $40,000,000.

[17]	NTD: Schedule to be included in final agreement to the extent provided by Seller on or prior to the Closing Date, otherwise bracketed language to be removed.

Section 5.11 Fundamental Changes; Dispositions of Assets; Nature of Business.

(a) The Borrower shall not, and shall not permit any Subsidiary to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), or sell, transfer, lease, sell and leaseback or otherwise dispose of all or any portion of its property, assets or business to any other Person, except:

(i) any Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (B) any Subsidiary may merge into or consolidate with any Loan Party in a transaction in which the surviving entity is a Loan Party, (C) any Subsidiary that is not a Guarantor may merge into or consolidate with another Subsidiary that is not a Guarantor in a transaction in which the such other Subsidiary that is not a Guarantor is the surviving entity and (D) any Subsidiary may sell, transfer, lease or otherwise Dispose of its property, assets or business to a Loan Party and any Subsidiary that is not a Guarantor may sell, transfer, lease or otherwise Dispose of its property, assets or business to a Subsidiary that is not a Guarantor;

(ii) the liquidation or dissolution of any Subsidiary or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form (A) is in the best interests of the Borrower and (B) is not disadvantageous to the Lender and, in the case of a liquidation or dissolution of any Subsidiary either the Borrower or a Subsidiary receives any assets of such dissolved or liquidated Subsidiary; provided that in the case of a dissolution or liquidation of a Loan Party, any distribution of assets of such Subsidiary shall be made to another Loan Party;

(iii) Dispositions of inventory or equipment in the ordinary course of business and dispositions of other assets in connection with the provision of goods and services to consumers in the ordinary course of business;

(iv) (A) Dispositions of surplus, obsolete, used or worn out assets or property or other assets or property that, in the reasonable judgment of the Borrower in good faith, is (x) no longer useful in its business (or in the business of any of its Subsidiaries) or (y) otherwise economically impracticable to maintain and (B) any assets acquired in connection with the acquisition of another Person or a division or line of business of such Person which the Borrower reasonably determines in good faith are surplus assets;

(v) Dispositions of Investments in joint ventures or any Subsidiary that is not a wholly-owned Subsidiary to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture or similar parties set forth in joint venture arrangements and similar binding arrangements;

(vi) Dispositions, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof;

(vii) Dispositions and/or terminations of leases, subleases, non-exclusive licenses or non-exclusive sublicenses in the ordinary course of business, which do not materially interfere with the business of the Borrower and its Subsidiaries;

(viii) (A) entering into, terminating, amending and modifying leases and subleases in the ordinary course of business, (B) entering into or granting easements to encumber real property in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, (C) the expiration of any option agreement in respect of real or personal property and (D) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims (including in tort) in the ordinary course of business;

(ix) Dispositions of property subject to casualty, foreclosure, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding); provided that the Net Cash Proceeds of any such Disposition shall be applied to the extent required by Section 2.03(b);

(x) Dispositions for fair market value (as reasonably determined by the Borrower in good faith); provided that with respect to any such Disposition (in a single transaction or in a series of related transactions), at least 75.0% of the consideration for such Disposition shall consist of cash or Cash Equivalents; provided, that (A) the Net Cash Proceeds of such Disposition shall be applied to the extent required by Section 2.03(b), (B) no Event of Default shall have occurred that is continuing on the date on which such Disposition is consummated or would result therefrom, and (C) such Disposition does not constitute all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole;

(xi) Disposition to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar or replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such similar or replacement property;

(xii) Dispositions permitted (other than by reference to this Section 5.11) by Section 5.12 and Section 5.13 and Liens permitted by Section 5.10;

(xiii) to the extent constituting a Disposition, any termination, settlement, extinguishment or unwinding of obligations in respect of any Permitted Hedging Agreement;

(xiv) Dispositions made in connection with the consummation of the Transactions on the Closing Date; and

(xv) Dispositions required under the PropCo Lease.

(b) The Borrower shall not, and shall not permit any Subsidiary to, make any material change in the nature of its business from that as conducted on the Closing Date or any Similar Business.

Section 5.12 Restricted Payments. The Borrower shall not, and will not permit any Subsidiary to, declare or make a Restricted Payment, except that:

(a) the Borrower may make Restricted Payments:

(i) to pay general administrative costs and operating expenses of any Parent Company (including corporate overhead, legal, accounting or similar expenses and customary wages, salary, bonus and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors of any Parent Company) and other franchise fees, franchise Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business; and

(ii) to pay any reasonable and customary indemnification claims made by current or former directors, officers, members of management, employees or consultants of Borrower or any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings, the Borrower and/or its Subsidiaries); and

(iii) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants (or any Related Person thereof) of the Borrower or any Parent Company plus any reasonable and customary indemnification claims made by current or former directors, officers, members of management, managers, employees or consultants of the Borrower or any Parent Company, to the extent such salary, bonuses, severance and other benefits or claims in respect of any of the foregoing are attributable and reasonably allocated to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings, the Borrower and/or its Subsidiaries);

(b) any Subsidiary may declare and make Restricted Payments to the Borrower or a wholly-owned Subsidiary of the Borrower or with respect to its Capital Stock (other than Disqualified Stock) (provided that, if such Subsidiary is not a direct or indirect wholly-owned Subsidiary of the Borrower, such Restricted Payments must be made on a pro rata basis to the holders of its Capital Stock);

(c) the Borrower or any of its Subsidiaries may redeem or purchase any Capital Stock (other than Disqualified Stock) or any Indebtedness (including Disqualified Stock) to the extent required by any Gaming Authority or any other applicable gaming authority, or as required by its organizational documents as in effect on the Closing Date or the date of any Counterpart Agreement, as applicable, in order to preserve a material Gaming License;

(d) Restricted Payments may be made after the Trigger Date;

(e) payments constituting Restricted Payments permitted by Section 5.14;

(f) any Loan Party may purchase, retire or redeem the Capital Stock of the Borrower or any Parent Company (including related stock appreciation rights or similar securities) held by any future, present or former directors, consultants, officers or employees (or their respective Related Persons) of any Parent Company, Holdings, the Borrower or any of its Subsidiaries, including any repurchase, retirement or redemption pursuant to any Plan or any shareholders’ agreement or other agreement or arrangement then in effect or upon such person’s death, disability, retirement or termination of employment or to cover such person’s payment of withholding taxes in connection therewith; provided, that the aggregate amount of such purchases, retirements or redemptions under this clause (f) shall not exceed in any calendar year $10,000,000, which, if not used in any calendar year, may be carried forward to any subsequent calendar year;

(g) the Borrower may make Restricted Payments, the proceeds of which are applied on the Closing Date, solely to effect the consummation of the Transactions;

(h) Restricted Payments may be made to the extent that they constitute or are used to fund Tax Distributions;

(i) any Person may make non-cash repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represent a portion of the exercise price of such options; and

(j) Restricted Payments may be made to pay, or to allow Holdings or any Parent Company to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person.

The amount of any Restricted Payment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof (as determined by the Borrower in good faith).

Section 5.13 Investments. The Borrower shall not, and will not permit any Subsidiary to, directly or indirectly, make any Investment other than:

(a) Investments consisting of Cash Equivalents;

(b) (i) Investments among Loan Parties and (ii) Investments among non-Loan Parties;

(c) Investments not to exceed $2,500,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans not involving the net transfer of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s board of directors;

(d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(e) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 5.11;

(f) Investments in the Borrower or any of its Subsidiaries in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(g) advances of payroll payments to employees in the ordinary course of business;

(h) guarantees by the Borrower or any Subsidiary of leases (other than Capitalized Lease Obligations) or other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(i) Investments (i) constituting deposits, prepayments and other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Subsidiary;

(j) Investments of a Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Closing Date, in each case pursuant to an Investment permitted by any other clauses of this Section 5.13 to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation (other than any such Investment of such Subsidiary or Person in a subsidiary thereof);

(k) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted (other than, in each case, by reference to this Section 5.13) under Sections 5.10, 5.09, 5.11 and 5.12, respectively;

(l) Investments made after the Trigger Date;

(m) Investments made by the Borrower or any Subsidiary in an aggregate outstanding amount not to exceed the aggregate amount of Excluded Contributions;

(n) Permitted Hedging Agreements;

(o) Investments may be made in connection with the consummation of the Transactions;

(p) [reserved]; and

(q) Investments of the Acquired Companies [described on Schedule 5.13(q)]18 and existing on, or contractually committed to as of, the Closing Date to the extent permitted to be existing or committed on the Closing Date under the Acquisition Agreement and, in each case, any modifications, extensions, renewals or replacements thereof, so long as the amount of such Investment does not increase at any time above the amount of such Investment existing or committed to on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment or contractual commitment as in existence on the Closing Date or as otherwise permitted by this Section 5.13).

The amount of any Investment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof (as determined by the Borrower in good faith).

Section 5.14 Transactions with Affiliates.

(a) The Borrower shall not, and will not permit any Subsidiary to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its Affiliates, unless such arrangement, transaction or contract is (i) between or among the Loan Parties, (ii) is a cash contribution to the Borrower or consists of the issuance of Capital Stock (other than Disqualified Stock) of the Borrower to Affiliates in exchange for cash, or (iii) is on fair and reasonable terms no less favorable to the Borrower or any Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not one of its Affiliates.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors of any Parent Company or of the Borrower,

[18]	NTD: : Schedule to be included in final agreement to the extent provided by Seller on or prior to the Closing Date, otherwise bracketed language to be removed

(ii) loans or advances to officers, directors, employees or consultants of Holdings (or any Parent Company), the Borrower or any of its Subsidiaries in accordance with Section 5.13(c),

(iii) the payment of fees, reasonable out-of-pocket costs and indemnities and employment and severance arrangements provided to, or on behalf of or for the benefit of, directors, officers, consultants and employees of any Parent Company, the Borrower or any of its Subsidiaries in the ordinary course of business (limited, in the case of any Parent Company, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries (which (x) shall be 100% for so long as Holdings or such Parent Company, as the case may be, owns no assets other than the Capital Stock of the Borrower, Holdings or any Parent Company and assets incidental to the ownership of the Borrower and its Subsidiaries and (y) in all other cases shall be as determined in good faith by management of the Borrower)) ,

(iv) (A) any employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(v) Restricted Payments permitted under Section 5.12 (other than by reference to this Section 5.14), including payments to any Parent Company, or Investments permitted under Section 5.13;

(vi) after the Trigger Date, payments by the Borrower or any of its Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Disinterested Directors of the Borrower in good faith,

(vii) any transaction in respect of which the Borrower delivers to the Lender a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable, when taken as a whole, to the Borrower or the applicable Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair, when taken as a whole, to the Borrower or the applicable Subsidiary, as applicable, from a financial point of view,

(viii) subject to subclause (ix) below, if applicable, the payment of all fees, expenses, bonuses and awards required to be paid pursuant to the Acquisition Agreement,

(ix) any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Sponsor (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) $5,000,000 for any such fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith in any fiscal year and unpaid amounts for any prior periods from and including the fiscal year in which the Closing Date occurs; plus (2) any deferred, accrued or other fees in respect of any fiscal years from and including the fiscal year in which the Closing Date occurs (to the extent such fees in the aggregate do not exceed the amounts described in clause (A)(1) above in respect of such fiscal years), plus (B) 1.00% of the value of transactions with respect to which the Sponsor provides any transaction, advisory or other services (including in connection with the Transactions), plus (C) so long as no Event of Default has occurred and is continuing, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) above in connection with the termination of such agreement with the Sponsor; provided, that if any such payment pursuant to clause (C) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,

(x) the issuance, sale or transfer of Capital Stock (other than Disqualified Stock) of the Borrower or any Subsidiary to Holdings (or any Parent Company) and capital contributions by Holdings (or any Parent Company) to the Borrower or any Subsidiary,

(xi) the issuance of Capital Stock (other than Disqualified Stock) to the management of any Parent Company, the Borrower or any Subsidiary in connection with the Transactions,

(xii) the entering into of any tax sharing agreement or arrangement and payments by Holdings (or any Parent Company), the Borrower and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice), to the extent that any such payment complies with Section 5.12(h),

(xiii) payments, loans (or cancellation of loans) or advances to officers, directors, employees or consultants that are (i) approved by a majority of the Disinterested Directors of Holdings (or any Parent Company) or the Borrower or the Borrower in good faith, (ii) made in compliance with applicable Law and (iii) otherwise permitted under this Agreement,

(xiv) transactions permitted by, and complying with, the provisions of Section 5.09, Section 5.10, and Section 5.11, and

(xv) Investments by the Sponsor in securities of the Borrower or any of its Subsidiaries so long as (A) the Investment is being offered generally to other investors on the same or more favorable terms and (B) the Investment constitutes less than 5.0% of the outstanding issue amount of such class of securities.

Notwithstanding the foregoing, any portfolio company that is an Affiliate of the Sponsor shall not be considered an Affiliate of the Borrower or its Subsidiaries with respect to any transaction so long as such transaction is in the ordinary course of business.

(c) Holdings and the Borrower shall not, and will not permit any Subsidiary to, directly or indirectly, enter into or cause to exist any arrangement, transaction, agreement or contract, including for the purchase, lease or exchange of property or the rendering of services, with any Person or entity (including any Affiliates of the Sponsor, Holdings, the Borrower or any of its Subsidiaries) related to or in respect of the construction, repair, replacement, improvement, addition, expansion or development of the Palazzo Condo Tower, unless such arrangement, transaction, agreement or contract is entered into by Holdings, the Borrower or a Subsidiary that is a Loan Party (rather than any Subsidiary that is not a Loan Party).

Section 5.15 Restrictions on Subsidiary Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into or cause to exist any agreement restricting the payment of dividends or other distributions or the making of cash loans or advances by any Subsidiary to the Borrower or any other Loan Party, except:

(a) any restrictions under the Loan Documents;

(b) any restrictions imposed by any agreement related to Indebtedness permitted by Section 5.09 so long as such restrictions are, taken as a whole, not materially more restrictive with respect to the Borrower or any Subsidiary than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case, as determined in good faith by the Borrower);

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock permitted under this Agreement;

(d) assumed in connection with an acquisition of property or the Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of such Person) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) in any agreement for the Disposition of a Subsidiary (or all or substantially all of the property and/or assets thereof) permitted hereunder that restricts the payment of dividends or other distributions or the making of loans or advances by that Subsidiary pending such Disposition;

(f) imposed by customary provisions in joint venture agreements and in partnership agreements, limited liability company organizational governance documents and other similar agreements of non-wholly owned Subsidiaries that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(g) on cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash or other deposits exist;

(h) customary net worth provisions imposed by landlords of real property under contracts entered into by the Borrower or any of its Subsidiaries in the ordinary course of business so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(i) customary restrictions contained in leases, subleases, licenses or Capital Stock or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Capital Stock and assets subject thereto;

(j) restrictions in agreements representing Indebtedness permitted under Section 5.09 of a Subsidiary that is not a Loan Party;

(k) restrictions contained in the PropCo Lease and any Acquisition Document; and

(l) contractual encumbrances or restrictions in the agreements of the Acquired Companies in effect on the Closing Date [and described on Schedule 5.15(l)]19, any Indebtedness [described on Schedule 5.09(c)]20 or any agreements related to any Refinancing Debt in respect of any such Indebtedness and, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower).

Section 5.16 Amendments of or Waivers with Respect to the PropCo Lease or any Revolving Credit Facility; Prepayments of Certain Indebtedness.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise modify the terms of the PropCo Lease or any Revolving Credit Facility (or the documentation governing the foregoing) if the effect of such amendment or modification, taken as a whole, is materially adverse to the interests of the Lender (in its capacity as such, and including, for purposes of the PropCo Lease, in its capacity as a “Permitted Leasehold Mortgagee” (or such similar or analogous term) under the PropCo Lease); provided that (x) amendments or modifications to the terms or provisions of any Revolving Credit Facility that (I) are permitted under the Intercreditor Agreement or (II) otherwise comply with the definition of “Refinancing Debt”, shall, in each case, be permitted hereunder and (y) any amendments or modifications to (I) the terms or provisions of the PropCo Lease that would permit or require the obligations of Holdings, the Borrower or any of the Subsidiaries thereunder or related thereto, in each case, to be secured or guaranteed by such Person or its assets (other than the Liens permitted under Section 5.10(w)), shall be deemed to be materially adverse to the interests of the Lender and (II) PropCo Lease to add new project developments funded by PropCo (or an affiliate thereof) to the PropCo Lease Real Property (including any increase in the obligations under the PropCo Lease in connection therewith thereof) will not be deemed to be materially adverse to the interests of the Lender.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Indebtedness for borrowed money that was incurred under Section 5.09(p) until after the Trigger Date.

[19]	NTD: Schedule to be included in final agreement to the extent provided by Seller on or prior to the Closing Date, otherwise bracketed language to be removed.
[20]	NTD: Schedule to be included in final agreement to the extent provided by Seller on or prior to the Closing Date, otherwise bracketed language to be removed.

Section 5.17 Permitted Activities of Holdings. Holdings shall not (a) create, incur or assume, or otherwise become liable with respect to, any Indebtedness for borrowed money other than (i) the Indebtedness under the Loan Documents, any Revolving Credit Facility or other Indebtedness permitted under Section 5.09 and (ii) guarantees of Indebtedness or other obligations of the Borrower and its Subsidiaries permitted hereunder; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than (i) the Liens created under the Loan Documents, (ii) Liens securing the Revolving Credit Facility; provided that the holder of such Indebtedness (or its agent) has entered into an intercreditor agreement with the Lender reasonably acceptable to the Lender and (iii) Liens of the type permitted under Section 5.10; or (c) engage in any business activity or own any material assets other than (i) holding the Capital Stock of the Borrower and, indirectly, any Subsidiary; (ii) performing its obligations under the Loan Documents, any Revolving Credit Facility and other Indebtedness, Liens (including the granting of Liens) and Guaranty permitted hereunder; (iii) issuing its own Capital Stock and the making of any Restricted Payment in respect thereof; (iv) filing Tax reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders or members, as applicable; (vi) holding director manager, member and/or shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Laws; (vii) holding cash, Cash Equivalents and other assets received in connection with Restricted Payments received from, or Investments made by, the Borrower or any of its Subsidiaries or contributions to the capital of, or proceeds from the issuance of, Capital Stock of any Parent Company, in each case, pending the application thereof and to the extent permitted hereunder; (viii) providing indemnification for its current or former officers, directors, members of management, managers, members, employees and advisors or consultants; (ix) participating in tax, accounting and other administrative matters; (x) performing its obligations under the Acquisition Agreement and the other Acquisition Documents, the PropCo Lease and the other documents and agreements, transactions with respect to Holdings that are otherwise specifically permitted or expressly contemplated by this Article V; (xi) complying with applicable Laws (including with respect to the maintenance of its existence); (xii) obtaining, holding and maintaining any Gaming License; and (xiii) performing activities incidental to any of the foregoing.

ARTICLE VI

EVENTS OF DEFAULT

If any of the following events (collectively, “Events of Default” and each, an “Event of Default”) shall occur:

(a) the Borrower or any Loan Party shall default in the payment or prepayment when due of (i) any principal of the Loan (including principal in respect of PIK Interest) or (ii) any interest on the Loan or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of five (5) Business Days after such amount was due;

(b) any representation or warranty made or deemed to be made by Holdings, the Borrower or any of the Subsidiaries in any Loan Document is or shall be incorrect when made or deemed to have been made in any material respect;

(c) Holdings, the Borrower or any Subsidiary shall default in the due performance or observance of any of its obligations under Sections 5.02(a) (with respect to the Borrower), 5.07(b), 5.09, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, or 5.17;

(d) Holdings, the Borrower or any Subsidiary shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of thirty (30) days after notice thereof given to the Borrower by the Lender;

(e) (x) a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Material Indebtedness, or (y) a default shall occur in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default is to accelerate the maturity of any such Material Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Material Indebtedness, or any trustee or agent for such holders, to cause or declare such Material Indebtedness to become due and payable or to require such Material Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Material Indebtedness to be made, prior to its expressed maturity; provided, that any breach of a financial maintenance covenant under any Revolving Credit Facility (and any Refinancing Debt in respect thereof) shall not, by itself, constitute an Event of Default hereunder and the Loans may not be accelerated as a result thereof unless the obligations under such Revolving Credit Facility (or any Refinancing Debt in respect thereof) have been accelerated by the agent or the lenders thereunder as a result of such breach of such financial covenant;

(f) (i) Holdings, the Borrower or any Material Subsidiary shall commence a voluntary case concerning itself under any Bankruptcy Law; or (ii) an involuntary case is commenced against Holdings, the Borrower or any Material Subsidiary and the petition is not dismissed within sixty (60) consecutive days after commencement of the case; or (iii) a trustee, custodian or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Material Subsidiary or Holdings, the Borrower or any Material Subsidiary commences any other proceedings under any Bankruptcy Law relating to Holdings, the Borrower or any Material

Subsidiary or there is commenced against Holdings, the Borrower or any Material Subsidiary and, in each case, any such proceeding remains undismissed for a period of sixty (60) consecutive days; or (iv) Holdings, the Borrower or any Material Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) consecutive days; or (v) Holdings, the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or (vi) Holdings, the Borrower or any Material Subsidiary shall become unable or admit in writing that it is unable to pay, its debts generally as they become due;

(g) any judgment or order for the payment of money individually or in the aggregate in excess of $50,000,000 (to the extent not covered by self-insurance (if applicable) or by insurance as to which a third party insurance company has been notified and not denied coverage) shall be rendered against Holdings, the Borrower or any Subsidiary and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal or paid within sixty (60) consecutive days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order;

(h) a Change of Control shall have occurred;

(i) any Loan Document (including the Guaranty and the Security Interest provided hereunder) shall (except in accordance with its terms) terminate or cease to be the legally valid, binding and enforceable obligation of any Loan Party; any Loan Party shall contest in writing such validity, binding nature or enforceability of any Loan Document (except in accordance with its terms); or, the Lender shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by this Agreement or any other Loan Documents with the priority required by and subject to such limitations and restrictions as are set forth by the relevant Loan Document (except to the extent (x) any such loss of perfection or priority results from the failure of the Lender to take any action within its control, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority);

(j) except in connection with the substantially concurrent effectiveness of replacement lease arrangements that are not materially less favorable to the Lender (in its capacity as such) than the PropCo Lease (as determined by the Borrower in good faith) (and to the extent not resulting from the failure of performance or observance by the Lender of its obligations under the Seller Guarantee), (i) an “Event of Default” (or such similar or analogous term) under the PropCo Lease shall have occurred and be continuing and PropCo shall have delivered a notice of termination of the PropCo Lease to the Borrower or (ii) the PropCo Lease shall have been terminated;

(k) there shall have occurred a revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License required for the lease, operation or use of the gaming business at the PropCo Lease Real Property (any such event, a “License Revocation”) that causes cessation of any material portion of the gaming business at the PropCo Lease Real Property for at least thirty (30) consecutive days; or

(l) (i) there shall occur one or more ERISA Events, which individually or in the aggregate results in liability of Holdings, the Borrower or any of its Subsidiaries in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (ii) Holdings, the Borrower or any of its Subsidiaries or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA that has resulted or could reasonably be expected to result in liability of Holdings, the Borrower or any of its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event, and at any time thereafter during the continuance of such event, the Lender may in its sole discretion (except in the case of an Event of Default occurring under clause (f) above, in which case both of the following will occur automatically) take either or both of the following actions, at the same or different times: (i) declare the unpaid principal amount of and any and all accrued and unpaid interest (including any PIK Interest) on the Indebtedness under this Agreement and any and all other obligations pursuant to this Agreement, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by each Loan Party; or (ii) exercise on behalf of itself all rights and remedies available to it under this Agreement, the other Loan Documents and the Law or equity, including all remedies provided under the UCC.

All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of Collateral) or under applicable Law shall be applied upon receipt to the Obligations as follows: (1) first, to the payment in full in cash of all interest (including any interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and other amounts owing under the Loan Documents, and all costs and expenses owing to the Lender pursuant to the terms of the Loan Documents, until paid in full in cash, (2) second, to the payment of the principal amount of the Loan then outstanding, (3) third, to the payment of all other Obligations owing to the Lender (including principal in respect of PIK Interest) and (4) fourth, and following the Maturity Date, to the Borrower or any other Person lawfully entitled to receive such surplus.

The Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due). The Lender agrees promptly to notify the Borrower after any such appropriation and application made by the Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff under applicable Law or otherwise) which the Lender may have.

Notwithstanding the foregoing, to the extent required by the terms of the PropCo Lease, Lender shall use commercially reasonable efforts to provide PropCo with copies of notices (if any) issued by the Lender in respect of an Event of Default occurring under clause (a) above, and then, in each and every such case, subject to applicable Gaming Regulations (or equivalent term) (as defined in the PropCo Lease) and the terms of the PropCo Lease, PropCo shall have the right, but not the obligation, to cure or remedy (such right, the “Cure Right”) the default or defaults or cause the default or defaults to be cured or remedied (to the extent susceptible to cure or remedy) prior to the end of any applicable cure periods set forth hereunder, and any such tender of payment by PropCo shall be accepted by the Lender and shall constitute payment by the applicable Loan Party or Subsidiary for purposes of the Loan Documents; provided that (x) in each four consecutive fiscal quarter period of the Borrower there shall be at least two consecutive fiscal quarters in which the Cure Right is not exercised and (y) during the term of this Agreement, the Cure Right shall not be exercised more than four times.

ARTICLE VII

GUARANTY

Section 7.01 Guaranty.

Each Guarantor hereby unconditionally and irrevocably guaranties, as primary obligor and joint and several obligor and not merely as a surety, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations, and the Guarantors further agree to pay the expenses which may be paid or incurred by the Lender in collecting any or all of the Obligations and enforcing any rights under this Guaranty or under the Obligations in accordance with this Agreement. This Guaranty shall remain in full force and effect until the Obligations (other than any contingent indemnity or expense reimbursement obligations) are paid in full in cash.

Section 7.02 Waiver of Subrogation. Notwithstanding any payment or payments made by any Guarantor (or any setoff or application of funds of any Guarantor by the Lender) in respect of unpaid Obligations of the Borrower, each Guarantor shall not be entitled to be subrogated to any of the rights of the Lender against the Borrower or any collateral security or guaranty or right to offset held by the Lender for the payment of such Obligations, nor shall any Guarantor seek reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, in each case until such time as (a) all Obligations (other than any contingent indemnity or expense reimbursement obligations) of the Borrower shall have been paid in full in cash and (b) no Default or Event of Default has occurred and is continuing.

Section 7.03 Modification of Borrower Obligations. Each Guarantor hereby consents that, without the necessity of any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of the Obligations made by the Lender may be rescinded by the Lender, and the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, and that this Agreement, any promissory notes, and the other Loan Documents, including any collateral security document or other guaranty or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lender may deem advisable from time to time, and, to the extent permitted by applicable Law, any collateral security or guaranty or right of offset at any time held by the Lender, for the payment of the Obligations may be sold, exchanged, waived, surrendered or released, all without the necessity of any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor which, to the fullest extent permitted by Law, will remain bound hereunder notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. The Lender shall not have any obligation to protect, secure, perfect or insure any collateral security document or property subject thereto at any time held as security for the Obligations. When making any demand hereunder against any Guarantor, the Lender may, but shall be under no obligation to, make a similar demand on any other party or any other guarantor and any failure by the Lender to make such demand or to collect any payments from the Borrower or any Subsidiary or any such other guarantor shall not, to the fullest extent permitted by Law, relieve such Guarantor of its obligations or liabilities hereunder, and shall, to the fullest extent permitted by Law, not impair of affect the rights and remedies, express or implied, or as a matter of Law, of the Lender, against any Guarantor. For the purposes of this Section “demand” shall include the commencement and continuance of legal proceedings.

Section 7.04 Waiver of the Guarantors. Each Guarantor waives the benefits of division and discussion and any and all notice of the creation, renewal, extension or accrual of the Obligations, and notice of proof of reliance by the Lender upon this Guaranty or acceptance of this Guaranty, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted, continued or incurred in reliance upon this Guaranty, and all dealings between any Guarantor and the Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or such Guarantor with respect to the relevant Obligations. This Guaranty shall, to the fullest extent permitted by Law, be construed as continuing absolute and unconditional guaranty of payment (and not of collection) without regard to the validity, regularity or enforceability of this Agreement, any promissory note, or any other Loan Document, including any collateral security or guaranty therefor or right to offset with respect thereto at any time or from time to time held by the Lender and without regard to any defense, setoff or counterclaim which may at any time be available to or may be asserted by the Lender against any other Person, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any Guarantor for any of its Obligations, or of any Guarantor under this Guaranty in bankruptcy or in any other instance, and the obligations and liabilities of such Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Lender or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of any Obligations or against any collateral security or guaranty therefor or right to offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Lender and its successors, indorsees, transferees and assigns, until the Obligations shall have been satisfied in full.

Section 7.05 Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Guarantor or the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Guarantor, the Borrower or any substantial party of their respective property, or otherwise, all as though such payments had not been made.

Section 7.06 Continuing Guaranty. This Guaranty shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until all of the Obligations (other than any contingent indemnity or expense reimbursement obligations) have been satisfied in full; provided that the Guaranty of any Subsidiary Guarantor shall be automatically released upon the consummation of any transaction not prohibited hereunder as a result of which such Guarantor shall cease to be a Subsidiary or otherwise become an Excluded Subsidiary.

Section 7.07 Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any Bankruptcy Law, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 7.07 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable Law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section 7.07 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable Law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lender hereunder; provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

ARTICLE VIII

SECURITY INTERESTS

Section 8.01 Grant of Security Interest. As security for the prompt and complete payment and performance when due of all of the Obligations, (a) Holdings does hereby assign and transfer unto the Lender, and does hereby grant to the Lender, a continuing security interest in all of the right, title and interest of Holdings in, to and under all of the Holdings Collateral, whether now owned or existing or hereafter from time to time acquired and (b) the Borrower and each Subsidiary Guarantor does hereby assign and transfer unto the Lender, and does hereby grant to the Lender, a continuing security interest in all of the right, title and interest of the Borrower and each Subsidiary Guarantor in, to and under all of the Borrower/Subsidiary Guarantor Collateral, whether now owned or existing or hereafter from time to time acquired.

Section 8.02 Power of Attorney. Each Loan Party hereby constitutes and appoints the Lender its true and lawful attorney, irrevocably, with full power (in the name of such Loan Party or otherwise) for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Lender may deem necessary to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, subject to the applicable Gaming Laws, the Lender shall have the right, but only upon the occurrence and during the continuance of an Event of Default and (except in the case of an Event of Default under clause (f) of Article VI) notice by the Lender to the Borrower of its intent to exercise such rights, with full power of substitution either in the Lender’s name or in the name of such Loan Party

(a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or Pledged Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral or Pledged Collateral; (c) to sign the name of any Loan Party on any invoice or bill of lading relating to any of the Collateral or Pledged Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or Pledged Collateral or to enforce any rights in respect of any Collateral or Pledged Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral or Pledged Collateral; (g) to notify, or to require any Loan Party to notify, Account Debtors to make payment directly to the Lender; and (h) to prosecute and maintain any applications or registrations for Intellectual Property included in the Collateral or Pledged Collateral and (i) subject to the terms and conditions set forth in (x) any license to any Loan Party or (y) any agreement existing as of or entered into after the Closing Date pursuant to which any Loan Party has granted any other Person (other than any Loan Party or any of their Subsidiaries) a right, to the extent permitted under the Loan Documents, in any Collateral or Pledged Collateral, to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral or Pledged Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Lender were the absolute owner of the Collateral and Pledged Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Lender to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Lender, or to present or file any claim or notice, or to take any action with respect to the Collateral or Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.

Section 8.03 Formation. Each Loan Party is an entity of the type described on Schedule 8.03 attached hereto and formed in the jurisdiction set forth on such schedule. Each Loan Party agrees to (a) promptly notify the Lender of any change in is name, state of formation or corporate structure and identify and provide such other information in connection therewith as the Lender may reasonably request and (b) with respect to such new name, location or type of organization, take all action reasonably requested by Lender or necessary (in the good faith determination of the Lender) to maintain the security interest of the Lender in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

Section 8.04 Maintenance of Records. Each Loan Party shall keep and maintain at its own cost and expense satisfactory and complete records of its Collateral, including, but not limited to, the originals of all documentation with respect thereto, records of all payments received, all credits granted thereon, and all other dealings therewith, and, subject to the applicable Gaming Laws, each Loan Party shall make the same available to the Lender for inspection and for the purposes of permitting the Lender to make photocopies thereof at the Loan Party’s own cost and expense, at any and all reasonable times upon demand.

Section 8.05 [Reserved].

Section 8.06 Financing Statements. Each Loan Party agrees to deliver to the Lender such financing statements as the Lender may from time to time reasonably request or are necessary (in the good faith determination of the Lender) in order to establish and maintain a valid, enforceable, first priority security interest in the Collateral and the other rights and security contemplated herein, all in accordance with the Uniform Commercial Code as enacted in any and all relevant jurisdictions or any other relevant Law. Each Loan Party shall pay any applicable filing fees and expenses related thereto. Without limiting the foregoing, the Lender (or its counsel) is hereby authorized to file one or more financing statements, continuation statements, recordation filings, in form reasonably acceptable to the Lender, for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Loan Party, without the signature of the Loan Party, and naming the Loan Party, as debtor and the Lender as secured party. Such financing statements may describe the Collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral, including describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired” or words of similar meaning.

Section 8.07 After-Acquired Intellectual Property. If any Loan Party shall, at any time after the Closing Date, obtain any ownership or other rights in and to any additional Intellectual Property that would otherwise constitute Collateral hereunder (other than Excluded Property), then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute Collateral and shall be subject to the lien and security interest created by this Agreement, without further action by any party.

Section 8.08 Remedies. Each Loan Party agrees that, if any Event of Default shall have occurred and be continuing (including failure by the Borrower to make immediate payment of any amounts upon demand therefor by the Lender), then and in every such case, subject to any mandatory requirements of applicable Law then in effect, including the Gaming Laws, the Lender, in addition to any rights now or hereafter existing under applicable Law, shall have all the right to exercise all rights and remedies of a secured party in respect of the Collateral under the Uniform Commercial Code in all relevant jurisdictions.

Section 8.09 License. Solely for the purpose of enabling Lender to exercise rights and remedies hereunder and under applicable law, at such time as Lender shall be lawfully entitled to exercise such rights and remedies, subject to the terms of the Intellectual Property license agreements each Loan Party is a party to, each Loan Party grants to Lender an irrevocable, non-exclusive license and, to the extent permitted, sublicense (in each case, exercisable without payment of royalties or other compensation to any Loan Party) to make, have made, use, sell, copy, distribute, perform, make derivative works, publish, and exploit in any other manner for which an authorization from the owner of such Intellectual Property would be required under applicable law, with rights of sublicense, any Intellectual Property now or hereafter owned by or licensed to such Loan Party; provided that (i) the quality of any services or products in connection with which any Trademarks included in the Collateral are used will not be materially inferior to the quality of such services or products provided by such Loan Party under such Trademarks immediately prior to such Event of Default, and (ii) any sublicenses duly granted by Lender under this license grant shall survive in accordance with their terms, notwithstanding the subsequent cure of any Event of Default that gave rise to the exercise of Lender’s rights and remedies. The foregoing license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

Section 8.10 Release of Security Interest and Guarantees.

(a) The Lender hereby irrevocably agrees that the Security Interest granted to the Lender by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Maturity Date as set forth in Section 8.10(c) below; (ii) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement, (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Lender, (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its guarantees hereunder and (vi) as required by the Lender to effect any Disposition of Collateral in connection with any exercise of remedies of the Lender pursuant to the Loan Documents. Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Lender hereby irrevocably agrees that the Guarantors shall be automatically released from the guarantees hereunder upon consummation of any transaction not prohibited hereunder resulting in such person ceasing to exist or constitute a Loan Party or otherwise becoming an Excluded Subsidiary; provided that the release of any Guarantor from its obligations under this Agreement if such Guarantor becomes an Excluded Subsidiary of the type described in clause (c) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type either (x)(i) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s equity interest therein and such Investment is otherwise permitted at such time pursuant to Section 5.13 and (ii) an Authorized Officer of the Borrower certifies to the Lender compliance with preceding clause (i) or (y) such Person becomes an Excluded Subsidiary as a result of a transaction permitted hereunder and entered into for bona fide business purposes with one or more third parties that are not Affiliates of any Loan Party (the primary purpose of which is not to evade the Guarantor requirements of the Loan Documents); provided, further, that no such release pursuant to the immediately preceding proviso shall occur if such Guarantor (i) continues to be a borrower, guarantor or other obligor in respect of any Revolving Credit Facility or any Refinancing Debt in respect thereof, (ii) owns all or any material portion of the Acquired Business, including the Convention, Hotel and F&B Facility (as defined in the Acquisition Agreement) (or any one of the foregoing) used in the operation of the Acquired Business, (iii) holds any Gaming Licenses with respect to gaming at the PropCo Lease Real Property except with respect to online gaming or social gaming or (iv) holds any assets (including other licenses) applicable to gaming operations of the Loan Parties except with respect to online gaming or social gaming; provided, that any such assets applicable to gaming operations of the Loan Parties that are with respect to online gaming or social gaming may only be assets of an Online Gaming JV.

(c) Notwithstanding anything to the contrary contained herein or any other Loan Document, upon payment in full, in immediately available funds, of all Obligations (other than contingent indemnification obligations for which no claim or demand has been made) on the Maturity Date, all Liens granted to the Lender by the Loan Parties on any Collateral and all obligations of the Borrower and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Maturity Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Borrower, the Lender shall take such actions (without recourse and without any representation or warranty) as shall be required to evidence the release of its Liens in all Collateral (including returning to Holdings or the Borrower all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive pursuant to the terms hereof), whether or not on the date of such release there may be any contingent indemnification obligations or expense reimburse claims not then due and payable; provided, that the Lender shall have received a certificate of an Authorized Officer of the Borrower containing such certifications as the

Lender shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided, or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Lender in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 8.10.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices and other communications provided under any Loan Document shall be in writing or by facsimile or by email and addressed, delivered or transmitted, if to the Borrower, a Guarantor or the Lender, to the applicable Person at its address or facsimile number or email address set forth on its signature page to this Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties; provided that any notice or other communication provided under any Loan Document to the Lender at its address shall be accompanied by a duplicate of the applicable notice or other communication to its email address. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter; and any notice, if transmitted by email, shall be deemed given when transmitted if transmitted during normal business hours on a Business Day and shall be deemed given at the opening of business on the subsequent Business Day if transmitted after normal business hours.

Section 9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Other than with respect to a waiver of the conditions precedent in Section 4.01 as set forth in Section 4.01, no provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender or, if at the time of such amendment, waiver or modification, there are two or more Lenders hereunder, by the Borrower and the Required Lenders.

Section 9.03 Expenses; Indemnification.

(a) Costs and Expenses. Except to the extent otherwise provided under this Agreement, each party shall be liable for the payment of expenses incurred by such party, including the fees, charges and disbursements of any counsel, in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated at such time are consummated; and, (ii) the enforcement or protection of its rights under or in connection with this Agreement or any other Loan Document and (iii) the filing or recording of any Loan Document (including any financing statements) and all amendments, supplements, amendment and restatements and other modifications thereof, searches in jurisdictions where financing statements (or other documents evidencing Liens in favor of the Lender) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document, in each case made on or after the Closing Date.

(b) Waiver Of Consequential Damages, Etc. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY HERETO OR ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF THE PROCEEDS THEREOF.

(c) Indemnification. In consideration of the execution and delivery of this Agreement by the Lender, the Borrower hereby indemnifies, agrees to defend, exonerates and holds the Lender and each of its officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and professionals’ fees and disbursements, whether incurred in connection with actions between the parties hereto or between the parties hereto and third parties (collectively, the “Indemnified Liabilities”), including Indemnified Liabilities arising out of or relating to the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Lender not to fund any Loan as a consequence of the Borrower’s failure to satisfy the conditions set forth therein); provided that the Borrower shall have no obligation or liability under this Section 9.03(c) with respect to any Indemnified Liabilities that arise from or are the direct result of (i) an Indemnified Party’s gross negligence, bad faith or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) arose from a material breach of such Indemnified Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (ii) any settlement of any proceeding effected without the Borrower’s consent (which consent shall not be unreasonably withheld, delayed or conditioned) (but if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnified Party in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above). If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law.

(d) Payments. All amounts due under this Section shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

Section 9.04 Assignments.

(a) No party may transfer any of its rights or obligations hereunder without the prior written consent of (a) the Borrower, in the case of a transfer by the Lender (such consent not to be unreasonably withheld, delayed or conditioned) or (b) the Lender, in the case of a transfer by any Loan Party (and any attempted assignment or transfer by any party without such consent shall be null and void); provided, that Lender shall be permitted to transfer its rights and obligations hereunder without the prior written consent of the Borrower or any other party hereto (x) if such assignment is to an Affiliate of the Lender or (y) other than an assignment to any Disqualified Institution, if an Event of Default has occurred and is continuing. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement. If the Lender assigns any portion of the Loan, (i) its assignee shall be treated as a Lender for purposes of Section 2.05; and (ii) such assignee Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register in its offices to ensure that such Loan is in “registered form” under Section 5f.103-1(c) of the United States Treasury Regulations (the “Register”). The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(b) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, the Note and any other Loan Document to secure obligations of the Lender; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(c) Notwithstanding the foregoing or anything to the contrary herein, (i) no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to any Disqualified Institution or a natural person and (ii) the rights of the Lender to make assignments or pledge or assign a security interest in all or any portion of its rights under this Agreement, the Note or any other Loan Document shall be subject to the approval of any Gaming Authority, to the extent required by applicable Gaming Laws.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.05, and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective subject to satisfaction (or waiver as set forth in Section 4.01) of the conditions precedent specified in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or any agreement entered into in connection therewith, or any notice, certificate or other instrument delivered in connection therewith, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.10 Compliance with Gaming Laws.

(a) This Agreement and the other Loan Documents are subject to the Gaming Laws and the Liquor Laws. Without limiting the foregoing and notwithstanding anything herein or in any other Loan Document to the contrary, the Lender acknowledges that it is subject to being called forward by the Gaming Authorities and the Liquor Authorities, in their sole and absolute discretion, for licensing, qualification or findings of suitability or to file or provide other information. The Lender agrees to cooperate with the Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and Holdings, including by providing such documents or other information as may be requested by the Gaming Authorities, and in accordance with any requested deadlines (and any extensions thereof), relating to the Borrower, Holdings or any of their Affiliates, the Lender or any of its Affiliates, the Transactions or the Loan Documents.

(b) In order for the pledge of the Pledged Gaming Stock to be effective, the pledgor thereof shall have received all required applicable Pledge Approvals. Any certificates evidencing the Pledged Gaming Stock, together with any undated stock or equivalent transfer power or assignment covering each such certificate executed in blank, shall be held in the State of Nevada by the Lender or its agent in accordance with applicable Gaming Laws. The Lender shall comply with any conditions imposed by the applicable Gaming Authorities in connection with any Pledge Approval, and the Lender shall not transfer or surrender possession of any certificates evidencing the Pledged Gaming Stock to any party other than its pledgor without the prior approval of the applicable Gaming Authorities or otherwise in contravention of applicable Gaming Laws.

(c) Any and all rights, remedies and powers in and under this Agreement and the other Loan Documents, including with respect to the Collateral and the ownership and operation of gaming facilities are, in each case, subject to all applicable Gaming Laws and the jurisdiction of the Gaming Authorities and Liquor Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities and other requisite Governmental Authorities and Liquor Authorities. Without limiting the generality of the foregoing, in the event that the Lender exercises one or more of the rights or remedies set forth in this Agreement with respect to the Pledged Gaming Stock, including (i) the foreclosure, transfer, sale, registration, distribution or other disposition thereof (except back to the pledgor thereof) or of the possessory security interests therein, (ii) the exercise of voting and consensual rights, and (iii) any other resort to, or enforcement of the security interest in, the Pledged Gaming Stock, such exercise of rights or remedies may require the separate and prior approval of the Gaming Authorities pursuant to applicable Gaming Laws and the licensing or finding of suitability of the Lender, unless such licensing requirement is waived by the Gaming Authorities upon application of the Lender. Any approval by the Gaming Authorities of the pledge of the Pledged Gaming Stock hereunder shall not be construed as the approval, either express or implied, of the Lender to take any actions provided for in this Agreement for which prior approval of the Gaming Authorities is required, without first obtaining such prior approval.

(d) Lender acknowledges and agrees that if the Borrower or any Affiliate thereof receives a notice from any gaming authority, including the Nevada Gaming Commission, the Nevada Gaming Control Board, or the Clark County Liquor and Gaming Licensing Board, that the Lender is a disqualified holder (and the Lender is notified by the Borrower in writing of such disqualification), the Borrower shall, following any available appeal of such determination by such Gaming Authority (unless the rules of the applicable Gaming Authority do not permit the Lender to retain its Loan pending appeal of such determination), have the right to (i) cause such disqualified holder to transfer and assign, without recourse all of its interests, rights and obligations in its Loan or (ii) in the event that (A) the Borrower is unable to assign such Loan after using its reasonable efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such disqualified holder’s Loan. Notice to such disqualified holder shall be given ten (10) Business Days prior to the required date of assignment, prepayment or termination, as the case may be, and shall be accompanied by evidence, reasonably satisfactory to the Lender, demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. If reasonably requested by any disqualified holder, the Borrower will use commercially reasonable efforts to cooperate with any such holder that is seeking to appeal such determination and to afford such holder an opportunity to participate in any proceedings relating thereto. Notwithstanding anything herein to the contrary, any prepayment of a Loan shall be at a price that, unless otherwise directed by a Gaming Authority, shall be equal to the Obligations as of date the Lender was prepaid (plus any fees and other amounts accrued for the account of such disqualified holder to the date the Lender became a disqualified holder).

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PIONEER HOLDCO, LLC,
as Holdings

By:
Name:
Title:

PIONEER OPCO, LLC,
as the Borrower

By:
Name:
Title:

[●],
as a Subsidiary Guarantor

By:
Name:
Title:

[●],
as a Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to Term Loan Credit and Security Agreement (Project Pioneer)]

LAS VEGAS SANDS CORP.,
as the Lender

By:
Name:
Title:

[Signature Page to Term Loan Credit and Security Agreement (Project Pioneer)]